AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 2004
                                                REGISTRATION NO. 333-85154
================================================================================


                               ------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                   FORM SB-2/A
            THIRD POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------


                         LocatePLUS Holdings Corporation
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


      Delaware                        7379                      04-3332304
  ---------------              -----------------            ----------------
  (State or Other              (Primary Standard            (I.R.S. Employer
  Jurisdiction of                  Industrial                Identification
  Incorporation or               Classification                  Number)
   Organization)                  Code Number)

                               100 Cummings Center
                                   Suite 235M
                          Beverly, Massachusetts 01915
                                 (978) 921-2727
          ------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                               ------------------

                                Jon R. Latorella
                      President and Chief Executive Officer
                         LocatePLUS Holdings Corporation
                               100 Cummings Center
                                   Suite 235M
                          Beverly, Massachusetts 01915
                                 (978) 921-2727
           ----------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                               ------------------

                                    Copy to:
  Michael A. Hickey, Esq.                             Geoffrey T. Chalmers, Esq.
 Kirkpatrick & Lockhart LLP                                33 Broad Street
      75 State Street                                         Suite 1100
Boston, Massachusetts 02109                          Boston, Massachusetts 02109


        Approximate date of commencement of proposed sale to the public:
        ----------------------------------------------------------------
   As soon as practicable after this Registration Statement becomes effective.


      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                    ----------------------------------------
                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                                               PROPOSED
              TITLE OF EACH                                PROPOSED            MAXIMUM
                CLASS OF                                   MAXIMUM            AGGREGATE         AMOUNT OF
               SECURITIES               AMOUNT TO       OFFERING PRICE         OFFERING        REGISTRATION
               REGISTERED             BE REGISTERED       PER SHARE(1)         PRICE(1)            FEE
===========================================================================================================
Units, each consisting of                12,000,000           $0.30           $3,600,000          $333(3)
      (i) one share of Class B           12,000,000              --                   --            --
      Non-Voting Common Stock; and

      (ii) one warrant to                12,000,000              --                   --            --
      purchase one share of Class
      A Voting Common Stock

Shares of Class A Voting Common          12,000,000(2)        $0.50           $6,000,000          $552(3)
Stock issuable upon exercise of
warrants underlying Units
===========================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Pursuant to Rule 416, there are also being registered such additional shares of Class A Voting Common Stock as may be issuable pursuant to the anti-dilution provisions of the warrants.

(3)  Previously paid.



                               DATED MAY 14, 2004

[LOGO]                                  LOCATEPLUS HOLDINGS CORPORATION
LPHC
LocatePLUS Holdings Corporation         PROSPECTUS SUPPLEMENT NUMBER 2
                                        (TO PROSPECTUS DATED SEPTEMBER 19, 2002)


      We are a provider of public information via our proprietary data integration solutions.

      YOU SHOULD READ THIS PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

      This prospectus supplement updates and supercedes our initial public offering prospectus, dated September 19, 2002, relating to the offer and sale of up to 12,000,000 Units consisting of one share of Class B Non-voting Common Stock and one warrant to purchase one share of Class A Voting Common Stock ("Class A Redeemable Warrants").

      The registration statement of which this prospectus is a part is intended to register shares of Class A Voting Common Stock that may be issued upon the exercise of our Class A Redeemable Warrants (also referred to as our "Public Warrants"), which are currently traded on the Over-the-Counter Bulletin Board under the symbol LPLHW.OB.

      Each Public Warrant entitles the holder to purchase one share of our Class A Voting Common Stock for $0.50 per share. The exercise price of the Public Warrants is subject to adjustment upon the occurrence of certain events as provided in the Public Warrant certificate (described in this prospectus supplement). Each Public Warrant may be exercised at any time until the expiration date, October 12, 2005, provided that a valid registration statement is in effect with respect to the Public Warrant and that the shares of Class A Voting Common Stock underlying the warrants are registered or qualified under applicable state securities laws (or exempt from registration or qualification). We have the right to redeem the Public Warrants on 30 days' notice for $0.001 per warrant if the closing bid on the Over-the-Counter Bulletin Board for our Class A Voting Common Stock is at or above $1.25 per share for five consecutive days. If all of the Public Warrants are exercised, we will realize gross proceeds of $6 million, although we can give no assurance that any of the Public Warrants will be exercised.

      On November 12, 2002, the Class B Non-voting Stock and the Public Warrants began trading as separate securities. Since December 12, 2002, we have had three securities which have traded on the Over the Counter Bulletin Board: our Class A Voting Common Stock, our Class B Non-voting Common Stock, and our Public Warrants. On May 13, 2004, the closing price for our Class A Voting Common Stock was $0.42; the closing price for our Class B Non-voting Common Stock was $0.34 and the closing price for our Public Warrants was $0.12.

                              ---------------------

      INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY REVIEW THE SECTION OF THIS PROSPECTUS TITLED "RISK FACTORS", WHICH BEGINS ON PAGE S3, BEFORE YOU MAKE AN INVESTMENT DECISION.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR THEIR OFFER OR SALE, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     This prospectus is dated May 14, 2004.

                 NOTICE TO RESIDENTS OF THE STATE OF CALIFORNIA

      Because of our current unprofitability and certain restrictions imposed on us by California securities laws and regulations, each purchaser of our securities in California, and each transferee thereof, must meet, along with their spouses, one of the following suitability standards: (I) a net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income during 2003 and estimated during 2004 of $65,000 from all sources; or (II) a net worth (excluding home, furnishings and automobiles) of $500,000 or more; or (III) a net worth (inclusive of home, furnishings and automobiles) of $1,000,000 or more; or (IV) gross annual income during 2003 and estimated during 2004 of $200,000 or more from all sources. Each California resident purchasing securities hereby will be deemed to represent that he, she or it comes within one of the aforementioned categories. Purchasers in the State of California should note that the exemption from registration set forth in California Corporations Code Section 25104(h) (relating to public resales and secondary trading of securities) will not be available to purchasers of our securities in this offering. Other exemptions from registration may be available to purchasers of our securities in this offering, which may permit purchasers of our securities in the State of California to resell their securities. For example, an exemption may be available to purchasers permitting, without registration, a private sale by a BONA FIDE owner for his or her or its own account without advertising and without being effected by or through a broker-dealer in a public offering.

                                      * * *

                   NOTICE TO RESIDENTS OF THE STATE OF FLORIDA

      This offering has not been registered with the Division of Securities and Finance of the State of Florida, and is being made pursuant to an exemption from registration under the securities laws of that state. In the State of Florida, this offering is limited to corporations with assets in excess of $500,000 that purchase more than $50,000 in our securities in this offering, unless another exemption from registration is available. Prior to purchasing our securities in this offering, a prospective purchaser in the State of Florida will be required to execute investment documents confirming that it (I) is a corporation; (II) has greater than $500,000 in assets; and (III) is purchasing more than $50,000 of our securities in this offering.

                                      * * *

            NOTICE TO RESIDENTS OF THE COMMONWEALTH OF MASSACHUSETTS

      This offering has not been registered in the Commonwealth of Massachusetts, and is being offered pursuant to an exemption from registration under the securities laws of that state. Unless another exemption from registration is available, this offering is limited to banks, savings institutions, insurance companies, investment companies, pension and profit-sharing trusts, other financial institutions and institutional buyers, and broker-dealers, whether purchasing for themselves or in a fiduciary capacity. Each prospective Massachusetts investor must execute a subscription agreement that includes a representation that it comes within one of the aforementioned categories prior to purchasing any of our securities.

                                      * * *

                NOTICE TO RESIDENTS OF THE STATE OF NEW HAMPSHIRE

      Because of certain restrictions imposed by New Hampshire securities laws and regulations, each purchaser of our securities must meet the following suitability standards: (I) a minimum annual taxable income of $50,000 and a minimum net worth (excluding home, home furnishings and automobiles) of $125,000; or (II) a minimum net worth (excluding home, home furnishings and automobiles) of $250,000. Each New Hampshire resident must execute a subscription agreement that includes a representation that he, she or it comes within one of the aforementioned categories prior to purchasing any of our securities.

                                      * * *

               NOTICE TO RESIDENTS OF THE COMMONWEALTH OF VIRGINIA

      Because of certain restrictions imposed by Virginia securities laws and regulations, each purchaser of our securities in Virginia must meet one of the following suitability standards: (I) a net worth (inclusive of home, furnishings and automobiles) of $1,000,000 or more; or (II) gross annual income during each of 2002 and 2003 and estimated during 2004 of $200,000 or more from all sources. Each Virginia resident must execute a subscription agreement that includes a representation that he, she or it comes within one of the aforementioned categories prior to purchasing any of our securities.

                                      * * *

                 NOTICE TO RESIDENTS OF THE STATE OF WASHINGTON

      This offering has not been registered in the State of Washington, and is being offered pursuant to an exemption from registration under the securities laws of that state. Unless another exemption from registration is available, this offering is limited to banks, savings institutions, insurance companies, investment companies, pension and profit-sharing trusts, other financial institutions and institutional buyers, and broker-dealers, whether purchasing for themselves or in a fiduciary capacity. Each prospective Washington investor must execute a subscription agreement that includes a representation that it comes within one of the aforementioned categories prior to purchasing any of our securities.

                                      * * *

                  NOTICE TO RESIDENTS OF THE STATE OF WISCONSIN

      This offering has not been registered in the State of Wisconsin, and is being offered pursuant to an exemption from registration under the securities laws of that state. This offering is limited to accredited individuals, unless another exemption from registration is available. Each purchaser of Units in Wisconsin must meet one of the following suitability standards: (I) a net worth (inclusive of home, furnishings and automobiles) of $1,000,000 or more; or (II) individually, gross annual income during each of 2002 and 2003 and estimated during 2004 of $200,000 or more from all sources; or (iii) with his or her spouse, gross annual income during each of 2002 and 2003 and estimated during 2004 of $300,000 or more from all sources. Each Wisconsin resident must execute a subscription agreement that includes a representation that he or she comes within one of the aforementioned categories prior to purchasing any of our Units.


                                      * * *

                                TABLE OF CONTENTS
                                -----------------

                                                                           PAGE
                                                                           ----

Prospectus Summary.........................................................S-1

Risk Factors...............................................................S-3

Forward-Looking Statements.................................................S-10

Use of Proceeds............................................................S-10

Determination of Offering Price............................................S-10

Dividend Policy............................................................S-10

Dilution...................................................................S-10

Plan of Distribution.......................................................S-11

Capitalization.............................................................S-11

Selected Consolidated Financial Data.......................................S-12

Management's Discussion and Analysis of Financial Condition and
    Results of Operations..................................................S-13

Business...................................................................S-18

Executive Officers and Directors...........................................S-23

Organization Within the Past Five Years....................................S-31

Certain Transactions.......................................................S-32

Principal Stockholders.....................................................S-36

Description of Capital Stock...............................................S-39

Shares Eligible for Future Sale............................................S-41

Transfer Agent and Registrar...............................................S-42

Legal Matters..............................................................S-42

Experts....................................................................S-42

Additional Information.....................................................S-42

Index to Financial Statements..............................................SF-1


                                      * * *

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION IN THIS PROSPECTUS REGARDING US AND THE RISKS ASSOCIATED WITH PURCHASING OUR SECURITIES.

                                   OUR COMPANY
                                   -----------

      We are a provider of public information via our proprietary data integration solutions through our wholly-owned subsidiaries, LocatePLUS Corporation, Worldwide Information, Inc., and Certifion Corporation (D/B/A Entersect) (together with LocatePLUS Holdings Corporation, we refer to these companies collectively as the "LocatePLUS Group").

      Since 1996, we have sold a CD-ROM-based product, which we refer to as Worldwide Information(TM), that enables users to search certain motor vehicle records and drivers' license information in multiple states through a dynamic search engine, using complete or partial information.

      Since March 1, 2000, we have maintained a database that is accessible through the Internet known as LocatePLUS(TM). Our LocatePLUS(TM) database contains searchable and cross-referenced public information about individuals throughout the United States, including individuals' names, addresses, dates of birth, bankruptcies, social security numbers, prior residences and probable acquaintances (such as neighbors and other individuals sharing a residence) and, in certain circumstances, real estate holdings, liens, judgments, drivers' license information and motor vehicle records. Information in our LocatePLUS(TM) database is integrated in a manner that allows users to access it rapidly and efficiently. During December 2002, we launched another version of our LocatePLUS(TM) database that is accessible using certain wireless devices manufactured by third parties, such as personal digital assistants and e-mail capable pagers. We refer to that product as LocatePLUS AnyWhere(TM).

      Since September 1, 2003, our wholly-owned subsidiary, Certifion Corporation (D/B/A Entersect), has offered on-line self-certification products.

                              PLAN OF DISTRIBUTION
                              --------------------

      The registration statement of which this prospectus is a part is intended to register shares of Class A Voting Common Stock that may be issued in connection with the exercise of our Public Warrants, which were included in the Units sold in our initial public offering and which are currently traded on the Over-the-Counter Bulletin Board under the symbol LPLHW.OB.

      We sold 12,000,000 Units in our initial public offering. Each Unit consisted of one share of our Class B Non-voting Common Stock and a three-year redeemable warrant to purchase one share of our Class A Voting Common Stock for $0.50, which we refer to as a "Class A Redeemable Warrant" or a "Public Warrant". Each Public Warrant entitles the holder to purchase one share of our Class A Voting Common Stock for $0.50 per share. The exercise price of the Public Warrants is subject to adjustment upon the occurrence of certain events as provided in the Public Warrant certificate (described in this prospectus supplement). Each Public Warrant may be exercised at any time or from time to time through the expiration date, October 12, 2005. We have the right to redeem the Public Warrants on 30 days' notice for $0.001 per warrant in the event that the closing bid on the Over-the-Counter Bulletin Board for our Class A Voting Common Stock is at or above $1.25 per share for five consecutive days. The Public Warrants may be exercised by a Public Warrant holder only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the shares of Class A Voting Common Stock underlying our Public Warrants are qualified or registered for sale under the securities laws of the state in which the holder resides, or an exemption from registration or qualification is available.

                                HOW TO CONTACT US
                                -----------------

      Our executive offices are located at 100 Cummings Center, Suite 235M, Beverly, Massachusetts 01915. Our phone number is (978) 921-2727. Our website is http://www.locateplus.com. Information on our website is not intended to be incorporated into this prospectus.

                                                                             S-1
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                IMPORTANT NOTE CONCERNING OUR FINANCIAL CONDITION
                -------------------------------------------------

      Our financial statements were prepared on the assumption that we will continue as a going concern, and our independent accountants have expressed doubt as to that assumption. Our management estimates that our projected cash flow from operations, plus our cash reserves, will be sufficient to permit us to continue our current level of operations for at least twelve months from the date of this prospectus. However, we plan to increase our sales and marketing, product development, and administrative expenses. We intend to use the proceeds from the exercise of our Public Warrants, if any, to fund our activities, although there can be no assurance the funds will be available from the exercise of our Public Warrants in the amounts or at the times that we require. For more information on this matter, you should review our financial statements, which begin on page SF-1 of this prospectus, as well as the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations".


            OUR CAPITAL STRUCTURE AND SHARES ELIGIBLE FOR FUTURE SALE
            ---------------------------------------------------------

   The following table outlines our capital stock as of April 30, 2004:

    Shares of Class A Voting Common Stock outstanding...........85,387,112(1)
    Shares of Class B Non-voting Common Stock outstanding.......72,898,596(2)
    Total shares of both classes of Common Stock outstanding...158,285,708(1)(2)

    --------------

    (1) Assuming no exercise or conversion of:

     o warrants to purchase 14,705,989 shares of Class A Voting Common Stock outstanding as of April 30, 2004;

     o options to purchase up to 12,213,916 shares of Class A Voting Common Stock pursuant to our 1999 Incentive and Non-qualified Stock Option Plan;

     o a put option which permits us to sell up to $1,911,400 in shares of Class A Voting Common Stock as of April 30, 2004;

     o options to purchase up to 25,000,000 shares of Class A Voting Common Stock pursuant to our 2003 Stock Plan; or

     o debt convertible into 44,444 shares of Class A Voting Common Stock at the election of one debtholder.

      (2) Assuming no exercise or conversion of:

     o warrants and options to purchase up to 9,872,139 shares of Class B Non-voting Common Stock outstanding as of April 30, 2004; or

     o options to purchase up to 25,000,000 shares of Class B Non-Voting Common Stock pursuant to our 2003 Stock Plan.




                                      * * *

                                                                             S-2
--------------------------------------------------------------------------------

                                  RISK FACTORS

      ANY INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO EXERCISE OUR PUBLIC WARRANTS OR OTHERWISE PURCHASE ANY OF OUR SECURITIES. WE HAVE NOT ATTEMPTED TO RANK THE FOLLOWING RISKS IN ORDER OF THEIR LIKELIHOOD.

                          RISKS RELATED TO OUR BUSINESS
                          -----------------------------

OUR FINANCIAL STATEMENTS WERE PREPARED ON THE ASSUMPTION THAT WE WILL CONTINUE AS A GOING CONCERN, AND OUR INDEPENDENT ACCOUNTANTS HAVE EXPRESSED DOUBT AS TO THAT ASSUMPTION.


      Our financial statements were prepared on the assumption that we will continue as a going concern, and our independent accountants have expressed doubt as to that assumption. If sufficient capital is not available, we would likely be required to reduce or discontinue our operations. We plan to increase our sales and marketing, product development, and administrative expenses. We intend to use the proceeds from the exercise of our Public Warrants (if any) to fund our activities, although there can be no assurance the funds will be available from the exercise of our Public Warrants in the amounts or at the times we require. As a result, we may be required to raise additional capital, which may not be available to us on favorable terms, if at all. If we are unable to generate sufficient cash from operations and we are unable to raise additional capital, we will be forced to discontinue some or all of our operations, reduce the development of some or all of our products, or reduce our workforce, all of which would materially adversely affect our business.


WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND CANNOT ASSURE YOU THAT WE WILL ACHIEVE PROFITABILITY.


      We have incurred significant net losses since our inception. We incurred net losses of approximately $4.0 million in 2002 and $4.4 million in 2003. Our accumulated deficit as of December 31, 2003 was approximately $22.7 million. We anticipate that our expenses relating to our sales and marketing and product development, as well as our general and administrative expenses, will increase during the foreseeable future. To achieve profitability, we must generate substantially more revenue than we have in prior years. Even if we ultimately achieve profitability, we may not be able to sustain or increase our profitability. If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations, our operating results and financial condition will be adversely affected. For more information on our history of losses, you should review our financial statements, which are included in this prospectus beginning on page SF-1.


OUR RIGHT TO USE CERTAIN THIRD PARTY DATA IS SUBJECT TO TERMINATION BY OUR CURRENT DATA PROVIDERS. ANY SUCH TERMINATION COULD DISRUPT OUR BUSINESS.

      We obtain our data from a variety of sources. Some of our data providers may terminate our right to use their data in their sole discretion and without any recourse to us. If our access to certain data sources is restricted, there can be no assurance that we would be able to obtain and integrate replacement data on a timely basis. In such an event, our products would likely be less attractive to current and potential customers and our revenue would likely decrease.


A SUBSTANTIAL PORTION OF OUR ASSETS CONSISTS OF AN AMOUNT DUE TO US FROM A THIRD PARTY. IF THIS AMOUNT IS NOT REPAID, OUR FINANCIAL CONDITION COULD BE HARMED.

      As of March 31, 2004, approximately $603,500 was owed to us by an unaffiliated, privately-held leasing company, pursuant to a demand note that bears interest at the rate of 11% per annum. We cannot guarantee the timing of this repayment or that this amount will be repaid at all. In the event that this amount is not repaid, our financial condition would be materially harmed.


OUR FUTURE QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR SECURITIES.

      You should not rely on quarter-to-quarter comparisons of our historical results as an indication of our future performance. If our quarterly operating results do not meet the expectations of our investors, the market price of our securities will likely decline. Our future quarterly results may fluctuate as a result of many factors, some of which are outside our control, including:

     o legal and regulatory developments that may adversely affect our ability to collect or disseminate data;

     o the timing, introduction and commercialization of our new products and services (including the integration of additional datasets into our databases);

     o increased unemployment in the United States, which may result in reduced use of our products by human resources personnel;

     o    the potential costs of protecting our intellectual property rights;

     o the operating costs and capital expenditures related to the expansion of our business operations and infrastructure, including the retention of key personnel, the addition of new employees and the acquisition and integration of new datasets;

     o the introduction of similar or substitute databases by our competitors; and

     o the timing and establishment of our marketing and channel partnership arrangements.

WE HAVE LIMITED PRODUCT OFFERINGS, AND IF DEMAND FOR THESE PRODUCTS DECLINES OR FAILS TO DEVELOP AS WE EXPECT, OUR REVENUE WILL DECLINE.


      We derive the majority of our current consolidated net revenue from two products. Specifically, in the year ended December 31, 2003, we derived substantially all of our recurring consolidated revenue from our CD-ROM-based Worldwide Information(TM) and Internet-based LocatePLUS(TM) products. We expect that revenue from our Internet-based and CD-ROM-based products will continue to account for a significant portion of our total revenue for the foreseeable future. As a result, continued and widespread market acceptance of our existing products is critical to our future success. We cannot assure you that our current products will achieve market acceptance at the rates at which we expect, or that demand for our products will continue to grow. If our products do not achieve increasing market acceptance, our revenue would most likely decline and our financial condition would be adversely affected.


WE OBTAIN DATA FROM A VARIETY OF SOURCES. IF WE ARE UNABLE TO OBTAIN NECESSARY DATA, OUR PRODUCTS MAY NOT BE ATTRACTIVE TO OUR TARGET CUSTOMERS.

      Sources of our data include both private and government data providers, including federal, state and local government agencies. From time to time, certain sources of publicly available data, such as state motor vehicle registries, have refused to release data to us. As a result, we have, on occasion, been forced to obtain such data through the exercise of our rights under the Freedom of Information Act. Such efforts can be costly and time consuming, and we cannot guarantee that we will be able to successfully acquire such data on a consistent basis. From time to time, we may also be required to license or purchase additional data to expand our product offerings or maintain our databases. We cannot assure you that such third-party licenses will be available to us on commercially reasonable terms, or at all. Our inability to maintain or obtain any third-party license required to sell or develop our products or product enhancements could require us to obtain substitute, possibly less current data, which would likely be less attractive to our current and prospective customers.

IF WE CANNOT INTEGRATE, UPDATE AND IMPROVE OUR PRODUCTS, OUR PRODUCTS MAY BE LESS ATTRACTIVE TO OUR TARGET MARKET, WHICH WOULD ADVERSELY AFFECT OUR REVENUES AND FINANCIAL CONDITION.

      We must continuously update our databases so that we may provide datasets to customers that are accurate and current. We must also integrate additional datasets for our products to remain competitive. Updating our databases and integrating additional datasets are time-consuming processes and often require extensive resources, as we often obtain public documents in a form that is not suitable for use in any of our products. For example, we often receive "raw data" on electronic tape media from state motor vehicle licensing agencies that must be modified so that it can be searched rapidly based upon partial information. We can give no assurance that we will have adequate resources to update our datasets or to integrate new datasets. If we are unable to update our datasets or integrate new datasets, our products are likely to be less desirable to our target market than those of our competitors, and our sales and financial condition would be adversely affected.

THE MARKET FOR DATABASE PRODUCTS AND SERVICES IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE IN THIS MARKET.

      Our industry is intensely competitive and we expect competition to continue to increase from both existing competitors and new market entrants. Many of the companies that currently compete with us, as well as other companies with whom we may compete in the future, are national or international in scope and have greater resources than we do. Those resources could enable those companies to initiate price cuts or take other measures in an effort to gain market share in our target markets. We may have inadequate resources to compete against such businesses.

      For example, our LocatePLUS(TM) product competes with products offered by:

     o    Accurint;

     o    ChoicePoint;

     o    Confi-chek.com;

     o    FlatRateInfo.com; and

     o    Lexis-Nexis.

      We cannot assure you that we will be able to compete successfully against these or other current and future participants in our markets or against alternative technologies, nor can we assure you that the competitive pressures that we face will not adversely affect our business.

WE FACE RISKS ASSOCIATED WITH OUR STRATEGIC ALLIANCES, WHICH COULD LIMIT OUR ABILITY TO INCREASE OUR MARKET SHARE.

      From time to time, we enter into "channel partner" arrangements and similar strategic alliances, through which we license access to our databases to third parties in exchange for royalties. We can give no assurance that we will be able to identify and secure appropriate channel partners or that any channel partner arrangements will be profitable. If we are unable to enter into appropriate channel partner arrangements, use of our database may not grow sufficiently to meet our business objectives. Disruptions in our relations with our channel partners may adversely effect our financial condition and the results of our operations.


TO INCREASE OUR REVENUE, WE MUST INCREASE OUR SALES FORCE AND EXPAND OUR DISTRIBUTION CHANNELS. WE CAN NOT ASSURE YOU THAT WE WILL BE SUCCESSFUL IN THESE EFFORTS.

      To date, we have sold our products primarily through our direct sales and tele-sales force. Our future revenue growth will depend in large part on recruiting and training additional direct sales and tele-sales personnel and expanding our distribution channels. We may experience difficulty recruiting qualified sales and support personnel and establishing third-party distribution relationships such as channel partner arrangements. We may not be able to successfully expand our tele-sales force or other distribution channels, and any such expansion, if achieved, may not result in increased revenue or profits.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, AND WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS THAT MAY ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.

      Our products consist of publicly available data that we organize to permit rapid and effective computerized searches. Because our datasets consist of publicly available data, we cannot prevent competitors from developing equivalent databases. We anticipate that our success will depend, in part, on our proprietary data integration and linking methodologies. We have not obtained, and do not anticipate that we will obtain, patent protection for these methodologies. We rely on trade secret rights, confidentiality agreements and procedures and licensing arrangements to establish and protect our proprietary rights with respect to our data integration methodologies. Despite our efforts, third parties could attempt to copy or otherwise obtain and make unauthorized use of our products or independently develop similar products.

WE FACE SIGNIFICANT SECURITY RISKS RELATED TO OUR ELECTRONIC TRANSMISSION OF CONFIDENTIAL INFORMATION. IF WE ARE UNABLE TO ADEQUATELY PROTECT CERTAIN CONFIDENTIAL INFORMATION, OUR REPUTATION AND BUSINESS WOULD BE ADVERSELY AFFECTED, AND WE COULD BE SUBJECT TO LIABILITY IN CERTAIN JURISDICTIONS.

      We rely on commercially available encryption software and other technologies to provide system security and to effect secure transmission of confidential information, such as credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the security measures used by us to protect customer transaction data. If our security systems were to be compromised, it could have a material adverse effect on our reputation and business and, under the laws of certain jurisdictions, we may be subject to significant liabilities and reporting obligations. A party who is able to circumvent our security measures could misappropriate our information, cause interruptions in our operations, damage our reputation and customers' willingness to use our products and subject us to possible liability under applicable states' privacy laws. We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches.

OUR PRODUCTS MAY HAVE UNKNOWN DEFECTS WHICH COULD HAVE ADVERSE EFFECTS ON OUR CUSTOMER RELATIONS AND FINANCIAL RESULTS.

      Datasets as complex as those that we develop may contain undetected defects or errors. For example, our products may contain unknown defects due to errors in the data that we purchase from our data providers. Despite testing, defects or errors may occur in our existing or new products, which could make them less attractive to our target markets. As a result, defects and errors in our datasets could result in loss of revenue or market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation and an adverse effect on our business, financial condition and results of operation.

DEFECTS OR ERRORS COULD RESULT IN PRODUCT LIABILITY CLAIMS THAT MAY NOT BE COVERED BY OUR INSURANCE.

      Our datasets may contain errors, which may give rise to claims against us. We generally disclaim all warranties on the data we include in our products. However, our disclaimers may not be enforceable. In such an event, or if liabilities arise that are not contractually limited, our business could be adversely affected. We currently do not maintain professional liability insurance, and our general liability insurance may not cover claims of this nature.


WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR PLANNED GROWTH.

      We intend to expand our customer base and develop new products. To manage our anticipated growth, we must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Any growth of our business may place a strain on our managerial and financial resources.

IF WE ARE NOT ABLE TO HIRE, INTEGRATE OR RETAIN QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS AS PRESENTLY CONDUCTED.

      The recent growth in our business has resulted in an increase in the responsibilities of our personnel. Several of our personnel are presently serving in more than one capacity. Competition for experienced and qualified personnel in our industry is intense. We may not be able to retain our current key employees, or attract, integrate or retain other qualified personnel in the future. If we do not succeed in attracting new personnel or in integrating, retaining and motivating our current personnel, our business could be harmed.

WE DEPEND ON OUR KEY EMPLOYEES FOR OUR FUTURE SUCCESS; THE LOSS OF ANY OF OUR KEY EMPLOYEES COULD DELAY OUR PLANNED GROWTH AND LIMIT OUR ABILITY TO ACHIEVE PROFITABILITY.

      Our success depends to a significant extent on the performance and continued service of our senior management and other key employees, and particularly those of our President and Chief Executive Officer, Mr. Jon R. Latorella. We have no employment agreements with any of our employees. The loss of the services of any of our senior management or any of our other key employees would disrupt our operations and would delay our planned growth while we worked to replace those employees. We do not maintain "key man" life insurance on any of our employees. As a result, if any of our key employees were to die or become unable to provide services for us, our operations would be disrupted and we would have no means of recovering any resulting losses.

THERE IS NO ASSURANCE THAT WE WILL PAY DIVIDENDS IN THE FUTURE.

      We have never declared or paid a dividend. At this time, we do not anticipate paying any dividends in the future. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future dividends and distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions. We plan to retain any earnings for use in the operation of our business. You should not purchase our securities on the expectation of future dividends.

                          RISKS RELATED TO OUR INDUSTRY
                          -----------------------------

EXISTING GOVERNMENT REGULATIONS AND INDUSTRY STANDARDS MAY LIMIT OUR ABILITY TO ACQUIRE OR DISSEMINATE DATA. IF OUR ABILITY TO ACQUIRE OR DISSEMINATE DATA IS LIMITED, OUR REVENUES WILL DECREASE AND OUR FINANCIAL CONDITION WILL BE ADVERSELY AFFECTED. WE MAY ALSO BE SUBJECT TO LIABILITY ARISING FROM SUCH REGULATIONS.

      Much of the data we provide is subject to regulation by the Federal Trade Commission under the Federal Fair Credit Reporting Act and Title V of the Financial Services Modernization Act (which is also referred to as the "Gramm-Leach-Bliley Act"), and by various other federal, state and local regulatory authorities pursuant to a variety of laws. These laws and regulations are designed to protect individuals from the misuse of their personal information.

      We have not engaged counsel or any other third party to review our activity in light of these laws and regulations, although we believe that our activities do not violate any law specifically applicable to the dissemination of data concerning individuals. However, our belief may be incorrect, and we may be in violation of laws governing the dissemination of data. In such a case, we may be subject to enforcement action by regulatory agencies and claims against us by individuals (to the extent such laws permit private rights of action). Any such claims could significantly disrupt our business and operations. We do not currently maintain liability insurance to cover such claims.


FUTURE GOVERNMENT REGULATION MAY FURTHER LIMIT OUR ABILITY TO PROVIDE OUR PRODUCTS TO CUSTOMERS AND CAUSE US TO LOSE REVENUE.

      Future laws or regulations that further restrict the use of personal or public record information could disrupt our business and could cause us to lose revenue. For example, if laws were enacted that restricted our use of Social Security numbers, our ability to provide meaningful data to our customers would be adversely affected. If we are unable to respond to regulatory or industry standards effectively, our business, financial condition and results of operation would be adversely affected. Our future success will depend, in part, on our ability to enhance and improve the responsiveness, functionality and features of our products and services in accordance with newly-imposed regulatory or industry standards, of which we can give no assurance.

WE COULD FACE LIABILITY BASED ON THE NATURE OF OUR SERVICES AND THE CONTENT OF THE MATERIALS THAT WE PROVIDE.


      We may face potential liability from individuals, government agencies or businesses for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the data contained in our products. Although we carry a limited amount of general liability insurance, our insurance may not cover claims of these types and may not be adequate to indemnify us for liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or which is in excess of our insurance coverage, would negatively affect our reputation, business, financial condition and results of operations.


              RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES
              -----------------------------------------------------

WE HAVE A LARGE NUMBER OF SECURITIES THAT ARE AVAILABLE FOR RESALE. SALES OF THESE SECURITIES COULD CAUSE THE PRICE OF OUR SECURITIES TO DECLINE.

      Sales of a large number of shares of our securities in the public markets, or the potential for such sales, could decrease the trading price of our securities and could impair our ability to raise capital through future sales of our securities. As of April 30, 2004, we had 85,387,112 shares of Class A Voting Common Stock issued and outstanding and 72,898,596 shares of Class B Non-voting Common Stock issued and outstanding. If all of our options, put rights, warrants and convertible securities issued as of December 31, 2003 were exercised as of that date, we would have had 111,934,696 shares of Class A Voting Common Stock issued and outstanding and 88,881,845 shares of Class B Non-voting Common Stock issued and outstanding.


WE HAVE ISSUED A SUBSTANTIAL NUMBER OF WARRANTS AND OTHER CONVERTIBLE SECURITIES. OUR WARRANTS AND CONVERTIBLE SECURITIES MAY CAUSE THE TRADING PRICE OF OUR SECURITIES TO DECLINE, AND MAY LIMIT OUR ABILITY TO RAISE CAPITAL FROM OTHER SOURCES.

      As of April 30, 2004, there were 14,705,989 shares of Class A Voting Common Stock issuable upon the exercise of warrants. As of that date, there also were 44,444 shares of Class A Voting Common Stock issuable upon conversion of a certain $10,000 convertible promissory note, and we had reserved 13,580,550 shares of our Class A Voting Common Stock for issuance pursuant to our 1999 Incentive and Non-Qualified Stock Option Plan and 25,000,000 shares of our Class A Voting Common Stock reserved for issuance pursuant to our 2003 Stock Plan.

      As of April 30, 2004, there were 9,872,139 shares of Class B Non-voting Common Stock issuable upon the exercise of warrants, and 25,000,000 shares of Class B Non-voting Common Stock reserved for issuance pursuant to our 2003 Stock Plan.

      While these securities are outstanding, the holders will have the opportunity to profit from a rise in the price of our securities with a resulting dilution (upon exercise or conversion) in the value of the interests of our other security holders. Our ability to obtain additional financing during the period these convertible securities are outstanding may be adversely affected and their existence may have a negative effect on the price of our securities. The holders of these securities are likely to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable to us than those of the outstanding warrants and convertible promissory notes.

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF SECURITIES PURSUANT TO OUR INVESTMENT AGREEMENT WITH DUTCHESS.

      In August 2003, we entered into an Investment Agreement with Dutchess Private Equities Fund, L.P., pursuant to which we issued a "put" right to Dutchess. Under the Investment Agreement, also referred to as an "equity line of credit," we may put shares of our Class A Voting Common Stock to Dutchess under certain circumstances, at a 5% discount to the lowest closing bid price for the ten days immediately following our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our Class A Voting Common Stock to decline. The sale of those shares under the equity line of credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our Class A Voting Common Stock could also decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line. If our stock price decreases, our existing stockholders would experience greater dilution.

OUR SECURITIES HAVE BEEN THINLY TRADED ON THE OVER-THE-COUNTER BULLETIN BOARD, WHICH MAY NOT PROVIDE LIQUIDITY FOR OUR INVESTORS.

      Our securities are quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER CURRENTLY OWNS A SUBSTANTIAL PORTION OF OUR VOTING SECURITIES. THEREFORE, HE HAS SUBSTANTIAL CONTROL OVER APPROVING CERTAIN TRANSACTIONS AND MATTERS PRESENTED TO OUR STOCKHOLDERS.

      Mr. Jon R. Latorella, our President and Chief Executive Officer, currently controls approximately 43% of our voting securities. He will continue to hold a substantial portion of our voting securities even if all of the convertible securities exercisable for shares of Class A Voting Common Stock (including the Public Warrants) are exercised.

Mr. Latorella's holdings may delay, deter or prevent transactions, such as tender offers, that could benefit other investors.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR SECURITIES DIFFICULT.

      Trading in our securities is subject to the Securities and Exchange Commission's "penny stock" rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

WE MAY SELL ADDITIONAL SHARES IN THE FUTURE, WHICH COULD CAUSE THE PRICE OF OUR SECURITIES TO DECLINE.

      We currently have 150,000,000 shares of Class A Voting Common Stock and 250,000,000 shares of Class B Non-voting Common Stock authorized. As a result, we have substantial amounts of authorized but unissued capital stock. Our Second Amended and Restated Certificate of Incorporation and applicable provisions of Delaware law provide that we may issue authorized capital stock at the approval of our Board of Directors, and no stockholder vote or other form of stockholder approval is required for us to issue such capital stock. Consequently, we could issue shares of either class of our common stock in connection with future financings or acquisitions or in conjunction with equity compensation arrangements. The offering prices in connection with those future issuances could be less than the current sales prices of our securities. Any future issuances of any of our securities could cause the trading price of our securities to decline.

INVESTORS MUST CONTACT A BROKER-DEALER TO TRADE OVER-THE-COUNTER BULLETIN BOARD SECURITIES. AS A RESULT, YOU MAY NOT BE ABLE TO BUY OR SELL OUR SECURITIES AT THE TIMES THAT YOU MAY WISH.

      Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

                           FORWARD-LOOKING STATEMENTS

      Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the assumptions underlying our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

      The sale of Units in our initial public offering resulted in net proceeds to us of $2,825,936. As of this date, none of the Public Warrants have been exercised. In the event that all of the Public Warrants are exercised, we will receive $6,000,000 in proceeds from the sale of Class A Voting Common Stock underlying the Public Warrant, although we can give no assurance that any of the Public Warrants will be exercised or the timing of any such exercise. We anticipate that we will use the proceeds from the exercise of Public Warrants, if any, to fund the expansion of our business and for general working capital purposes.

                         DETERMINATION OF OFFERING PRICE

      Since none of our securities were listed or quoted on any exchange or quotation system prior to the commencement of our initial public offering, the offering price of our Units (and the securities underlying the Units) was unilaterally determined solely by our Board of Directors. The exercise price of the Public Warrants was similarly unilaterally determined by our Board of Directors.

                                 DIVIDEND POLICY

      We have never declared or paid a cash dividend. At this time, we do not anticipate paying dividends in the future. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends or distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions. We plan to retain any earnings for use in the operation of our business and to fund future growth. You should not purchase any of our securities on the expectation of future dividends.

                                    DILUTION

      The net tangible book value of the Company as of December 31, 2003 was $2,004,000, or $0.04 per share of common stock (taking our Class A Voting Common Stock and Class B Non-voting Common Stock as a single class). Net tangible book value is determined by dividing the tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock (taking Class A Voting Common Stock and Class B Non-voting Common Stock as a single class) as of that date.

      Had all of the Public Warrants been exercised as of December 31, 2003, our PRO FORMA net tangible book value would have been $8,004,000.

      The following table illustrates the per share dilution:

     Public Warrant price per share........................              $ 0.50
     Net tangible book value per share before this
        offering...........................................     $ 0.02
     Increase attributable to new investors................     $ 0.04
                                                                ------
     Net tangible book value per share after this
        offering...........................................              $ 0.06
                                                                         ------
     Dilution per share to new shareholders................              $ 0.44
                                                                         ======

                              PLAN OF DISTRIBUTION

      We sold 12,000,000 Units in our initial public offering. Each Unit consisted of one share of our Class B Non-voting Common Stock and a three-year redeemable warrant to purchase one share of our Class A Voting Common Stock for $0.50, which we refer to as a "Class A Redeemable Warrant" or a "Public Warrant". Each Public Warrant entitles the holder to purchase one share of our Class A Voting Common Stock for $0.50 per share. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the Public Warrant certificate (described in this prospectus supplement). Subject to certain restrictions, our Public Warrants may be exercised at any time and from time to time until October 12, 2005. We also have the right to redeem our Public Warrants under certain circumstances. The Public Warrants may be exercised by a Public Warrant holder only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the shares of Class A Voting Common Stock underlying our Public Warrants are qualified or registered for sale under the securities laws of the state in which the holder resides or an exemption from registration is available.


                                 CAPITALIZATION

      The table below sets forth our capitalization as of December 31, 2003.

      You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and our consolidated financial statements and the related notes beginning on page SF-1 of this prospectus.

                                                                   DECEMBER 31,
                                                                       2003
                                                                  --------------
                                                                  (IN THOUSANDS)

      DEBT:
       Current portion of notes, convertible debt and capital
         lease obligations.........................................    $2,867
                                                                    =========
       Capital lease obligations and notes, net of current
         portion...................................................       562
                                                                    =========
      STOCKHOLDERS' EQUITY:
       Common Stock, par value $0.01 per share:
          Class A Voting Common Stock, 150,000,000 shares
          authorized; 76,076,691 shares issued and outstanding.....       761
          Class B Non-voting Common Stock, 250,000,000 shares
          authorized; 72,898,596 shares issued and outstanding.....       729
      Additional paid-in capital...................................    20,967
      Warrants.....................................................     2,237
      Accumulated deficit..........................................  (22,690)
                                                                    ---------
      TOTAL STOCKHOLDERS' EQUITY...................................     2,004
                                                                    ---------
      TOTAL CAPITALIZATION......................................... $   5,433
                                                                    =========

                      SELECTED CONSOLIDATED FINANCIAL DATA

      You should read the selected financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. The statement of operations data set forth on the following page for the years ended December 31, 2002 and 2003 and the balance sheet data as of December 31, 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. These historical results are not necessarily indicative of results to be expected for any future period.

STATEMENTS OF OPERATIONS DATA:                                                              YEAR ENDED
                                                                                            DECEMBER 31,
                                                                                    2003                  2002
                                                                                    ----                  ----
          REVENUES:
             Information Sales
               -CD Rom                                                         $     478,278         $     345,003
               -Online                                                             2,543,581             1,471,188
               -Channel Partner                                                      263,834                32,284
               -Wireless                                                               7,417                 1,980
             Engineering services                                                    105,667                53,333
                                                                               -----------------------------------

                Total revenues                                                     3,398,777             1,903,786
                                                                               -----------------------------------

          COSTS AND EXPENSES:
             Costs of revenues:
              -CD Rom                                                                 91,775                90,397
              -Online and Channel Partner                                          2,606,875             1,217,809
              -Engineering services                                                    2,749                 1,100
              -Wireless                                                               26,025                 9,297

             Selling and marketing                                                 1,049,381             1,001,529
             General and administrative                                            3,804,200             3,257,546
                                                                               -----------------------------------

                Total operating expenses                                           7,581,005             5,577,678
                                                                               -----------------------------------

          OPERATING LOSS                                                          (4,182,228)           (3,673,890)

          OTHER INCOME (EXPENSE):
             Interest income                                                         137,253                53,835
             Interest expense                                                       (686,315)             (397,674)

             Other income, net                                                       283,500                21,122
                                                                               -----------------------------------

                Net loss                                                       $  (4,407,185)        $  (3,996,607)
                                                                               ===================================

          BASIC AND DILUTED NET LOSS PER SHARE                                 $       (0.03)        $       (0.04)


          SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE          130,299,353           111,798,301

                                                                  AS OF
BALANCE SHEET DATA:                                         DECEMBER 31, 2003

Cash and cash equivalents                                      $1,522,922
Total current assets                                            4,003,217
Total assets                                                    7,214,166
Total current liabilities                                       4,648,013
Total stockholders' equity                                      2,004,486

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS TOGETHER WITH "SELECTED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS BECAUSE OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE PRESENTED BELOW.

OVERVIEW

      We provide public information via our proprietary data integration solutions. Since 1996, we have sold a CD-ROM-based product, which we refer to as Worldwide Information(TM), that enables users to search certain motor vehicle records and driver's license information in multiple states through a dynamic search engine, using complete or partial information. Since March 1, 2000, we have maintained a database that is accessible through the Internet, known as LocatePLUS(TM). Our LocatePLUS(TM) product contains searchable and cross-referenced public information on individuals throughout the United States, including individuals' names, addresses, dates of birth, Social Security numbers, prior residences, and, in certain circumstances, real estate holdings, recorded bankruptcies, liens, judgments, drivers' license information and motor vehicle records. Since September 2003, we have offered personal information for self-certification purposes through our Entersect(TM) product.

      We distribute our content both directly (through the Internet in the case of our LocatePLUS(TM) product and through the mail in the case of our Worldwide Information(TM) CD-ROM) and through "channel partner" arrangements, by which third-party database providers obtain access to our databases in consideration for a royalty (such as in connection with Internet-based job search and on-line dating sites, in the case of our Entersect(TM) product).

      On September 1, 2003, through our newly formed wholly-owned subsidiary Certifion Corporation, we acquired all of the assets of Project Entersect Corporation in consideration for $62,662. The acquisition was accounted for as a purchase and has been recorded and reflected with our operations from the time of purchase. That wholly-owned subsidiary operates under the trade name Entersect. Entersect provides a self-identification and validation service for Internet-based online job search and dating sites.

      On October 17, 2003, through a merger with our newly formed wholly-owned subsidiary, Dataphant, Inc., we acquired Voice Power Technologies, Inc., a Texas-based provider of data technology. In connection with this acquisition, Voice Power Technologies merged with and into Dataphant. As consideration for the merger, shareholders of Voice Power Technologies received an aggregate of 2,500,000 shares of LocatePLUS Class B Non-voting Common Stock. As a result of this acquisition, we obtained information concerning virtually all land-line phone numbers in the United States and approximately 25% of the United States-based cell phone numbers. This data has been integrated into our LocatePLUS(TM), Worldwide Information(TM) and Entersect(TM) product lines via licenses of Dataphant's intellectual property.

      Although our products generally consist primarily of publicly available - and therefore non-proprietary - information, we integrate data in our products in a proprietary manner that allows users to access data rapidly and efficiently. In addition, our LocatePLUS(TM) product utilizes proprietary methodologies to link data from different sources associated with a given individual to a single background report, even though the sources of data with respect to a given individual may be incomplete or contain only partial information. We have sought patent protection with respect to certain aspects of our marking and search technology (referred to as our "Bull's Eye" feature) and aspects of our CareerScan(TM) and TrustmeID(TM) products, both of which are marketed in connection with our Entersect(TM) product.

      Revenue associated with our Worldwide Information(TM) product is recognized upon delivery to the customer of a CD-ROM, provided that no significant obligations remain, evidence of the arrangement exists, the fee is fixed or determinable and collectibility is reasonably assured. Information in our Worldwide Information(TM) product is updated and released either quarterly or twice a year. In the case of our LocatePLUS(TM) product, we charge a fee to customers, that varies based upon the type and quantity of information requested. Revenue from our LocatePLUS(TM) product is recognized when requested information is downloaded, there is evidence of an arrangement, the fee is fixed or determinable, and collectability is reasonably assured. We charge our fees to customers' credit cards (approximately 60% of our current LocatePLUS(TM) customer base) or invoice customers for such fees on a monthly basis (approximately 40% of our current customer base). In the case of our Entersect(TM) products, we charge a fee to customers that varies based upon the type of certification requested. Revenue from our Entersect(TM) product is recognized when certifications are purchased online (and paid for via credit card) and collectibility is reasonably assured. In the case of Dataphant subsidiary, all sales have been made to our other wholly owned subsidiaries and, as a result have been eliminated on consolidation.

      Our costs of revenue consist primarily of our costs to obtain data and software maintenance expenses, which consist primarily of payroll and related expenses for information technology personnel, Internet access and hosting charges, and expenses relating to Web content and design. We obtain our data from multiple sources and we have entered into various license agreements with the related data providers. In 2003 and 2002, we recorded $1,738,849 and $665,366, respectively, in costs related to these agreements. In the event that any of our primary sources of data became unavailable to us, we believe that we would be able to integrate alternate sources of data without significant disruption to our business or operations, as there are currently a number of providers of such data.

      Our selling and marketing expenses consist of salaries and commissions paid to sales representatives for the products that we offer, as well as direct mail advertising campaigns and magazine and Internet-banner advertisements.

      General and administrative expenses consist of payroll and related expenses for non-sales, non-research and development and executive and administrative personnel, facilities expenses, insurance, professional services expenses, travel and other miscellaneous expenses.

      Interest income consists of earnings on our cash, cash equivalents and short term investments. Interest expense is primarily attributable to various notes issued through the year ended December 31, 2003. As of December 31, 2003, we had notes payable (current and long-term) totaling $2,157,328.

      We have incurred significant net losses since our inception. We incurred net losses of approximately $3.9 million in 2002 and $4.4 million in 2003. Our accumulated deficit as of December 31, 2003 was approximately $22.7 million. We raised approximately $2.4 million from sales of our equity securities during 2003. We believe our current sources of liquidity, funding, and customer demand are adequate to sustain our current level of operations through the end of 2004. However, we anticipate that we will increase our sales and marketing, product development and general and administrative expenses during 2004 and for the foreseeable future. To achieve our business objectives, we must raise additional capital, which may consist of future debt or equity offerings. Any such financings may be dilutive to existing investors.

      During August 2003, we issued a put to one investor that provides us, subject to certain limitations, the right to sell, at our discretion, up to $5 million in shares of our Class A Voting Common Stock to the investor at a purchase price equal to 95% of the lowest closing bid price for our Class A Voting Common Stock during a ten-day pricing period. The number of shares that we may sell to that investor is limited by the trading volume of our Class A Voting Common Stock and certain customary closing conditions. Pursuant to this put, through December 31, 2003, we sold 2,708,637 shares of Class A Voting Common Stock, resulting in $651,068 in net proceeds to us. The value of shares of Class A Voting Common Stock available under the put as of December 31, 2003 was $4,348,932.

RESULTS OF OPERATIONS

      YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

            REVENUES. Revenues from our Worldwide InformationTM CD-ROM product increased to $478,278 for the year ended December 31, 2003 from $345,003 for the year ended December 31, 2002, an increase of 39%. The increase was due to an increase in the number of customers for that product in 2003 relative to 2002. Revenues from our LocatePLUS(TM) and Entersect(TM) products increased to $2,543,581 for the year ended December 31, 2003, as compared to $1,471,188 for the year ended December 31, 2002, an increase of 73%. This increase is attributable to an increase in the number of customers for and per customer usage of our LocatePLUSTM product and the launch of certain new product offerings. The number of users of our LocatePLUS(TM) and Entersect(TM) products increased to 14,184 at December 31, 2003 from 10,966 at December 31, 2002, an increase of 29%. In 2003, we launched criminal records searches, corporate record searches, and our enhanced phone number search. In 2003, we began substantial delivery of our LocatePLUS(TM) and Entersect(TM) products through channel partnerships. Revenues from our channel partners increased to $263,834 for the year ended December 31, 2003 as compared to $32,284 for the year ended December 31, 2002 an increase of 717%. As part of our channel partner agreements, we occasionally provide engineering services. In 2003, we recognized $105,667 in engineering revenue as compared to $53,333 recognized in 2002, an increase of 98%. These services are not recurring and are dependent on our customers needs. In 2002, we launched our LocatePLUS Anywhere(TM) wireless product. We recognized revenues of $7,417 in 2003, as compared to $1,980 in 2002, an increase of 275%. We expect our online, wireless, and channel revenues to increase and our CD-ROM revenue to be stable during the next twelve months.

            COSTS OF REVENUES. For the year ended December 31, 2003, our costs of revenues for our Worldwide InformationTM products were $91,775 as compared to $90,397 for the year ended December 31, 2002, an increase of 2%. Our data costs for WorldWide InformationTM are generally fixed and do not increase as revenues increase. For the year ended December 31, 2003, our costs of revenues associated with our LocatePLUS(TM) and channel partner sales (including Entersect(TM)) were $2,606,875, as compared to $1,217,809 for the year ended December 31, 2002, an increase of 114%. This increase is primarily attributable to the acquisition of new data sets. Costs of revenues for our LocatePLUS(TM) and channel partner sales are expected to stabilize at approximately $3.5 million per annum, as that amount represents the current cost of the required data sets. As our revenues increase, costs of revenues are not expected to increase proportionately. Costs of engineering services were allocated based on time spent for engineering services. Costs of wireless revenues are primarily the cost of wireless connectivity and the amortized cost of devices sold to end users.

            SELLING AND MARKETING EXPENSES. Selling and marketing expenses for the year ended December 31, 2003 were $1,049,381, as compared to $1,001,529 for the year ended December 31, 2002, an increase of approximately 5%. This increase in expenses is attributable primarily to an increase in our sales force and commissions associated with increased sales volume. We expect selling and marketing expenses to increase over the next twelve months as we focus resources on increasing revenues.

            GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the year ended December 31, 2003 were $3,804,200 as compared to $3,257,546 for the year ended December 31, 2002, a increase of 17%. This increase is attributable primarily to an increase in the costs associated with investor relations activities. We anticipate general and administrative expenses to increase over the next twelve months.

            INTEREST INCOME. Interest income increased to $137,253 for the year ended December 31, 2003, from $53,835 for the year ended December 31, 2002, an increase of 155%. This increase is attributable to interest earned on a certain $1,000,000 note issued to us in 2002, of which $838,508 of principal remained outstanding as of December 31, 2003.

            INTEREST EXPENSE. Interest expense increased to $686,315 for the year ended December 31, 2003, from $397,674 for the year ended December 31, 2002, an increase of 73%. This increase is attributable to notes payable issued in 2003.

            OTHER INCOME. Other income increased to $40,605 for the year ended December 31, 2003, from $21,122 for the year ended December 31, 2002, an increase of 92%. This increase is attributable to miscellaneous sales and to income recorded for the repayment of previously written off debt.

LIQUIDITY AND CAPITAL RESOURCES

      From our incorporation in 1996 through December 31, 2003, we raised approximately $22.3 million through a series of private placements and public offerings of equity and convertible debt. The proceeds from these efforts were used to fund our marketing and sales efforts and to develop our products and services.

      As of December 31, 2003, our cash and cash equivalents totaled $1,522,922.

      During 2003, we used approximately $3.6 million in operating activities principally to fund our net losses.

      During 2002, we loaned $1.0 million to Andover Secure Resources, Inc., an unaffiliated third party leasing company, due to the favorable terms of this loan. As of December 31, 2003, $838,508 remained outstanding. As of March 31, 2004, $603,500 remained outstanding.

      During 2003, we received approximately $1.6 million, net of issuance costs, by issuing subordinated promissory notes bearing simple interest ranging from 10% and 12% per annum. In conjunction with the issuance of these notes, warrants to purchase an aggregate of 2,500,000 shares of Class B Non-Voting Common stock with a weighted average exercise price of $0.14 were also issued.

      In August 2003, we entered into an equity line of credit agreement pursuant to which we are permitted to "put" up to $5 million of our Class A Voting Common Stock to one investor for an amount equal to 95% of the ten day average lowest closing price for our Class A Voting Common Stock, subject to certain customary closing conditions. Under the put, we sold 2,708,637 shares of Class A Voting Common Stock for a total $651,068 in net proceeds through December 31, 2003. The remaining balance of the line of credit available under the put at December 31, 2003 was $4,348,932. Through March 31, 2004, we have issued 7,933,427 shares of Class A Voting Common Stock in connection with our exercise of the put, resulting in net proceeds of $2,805,267 to us.

      We raised approximately $2.4 million from sales of equity during 2003. We believe that our current sources of liquidity, funding, and customer demand are adequate to sustain our current level of operations through the end of 2004. However, to execute our current planned expansion of operations, additional financing will be necessary. Our plans include increasing sales, expanding infrastructure, and hiring additional staff. To accomplish these goals, we intend to identify sources of additional capital and to seek funding from such sources.

COMMITMENTS AND CONTINGENCIES

      OPERATING LEASES

      We lease office space and equipment under various operating lease agreements which terminate on various dates through 2005. Rent expense amounted to $579,419 and $494,466 during 2003 and 2002, respectively.

      CAPITAL LEASES

      Through December 31, 2003, we entered into certain long-term equipment lease agreements. These agreements are classified as capital leases and expire in 2007. Future minimum lease payments under our non-cancelable capital leases total $1,381,502.

      LICENSE AGREEMENTS

      We have entered into various data acquisition agreements under which we are required to make minimum payments totaling $2,751,083 through 2006.

      The following represents the contractual obligation and commercial commitments as of December 31, 2003.

                                           PAYMENTS DUE BY PERIOD

                                                    LESS THAN         1-3             3-5        MORE THAN
CONTRACTUAL OBLIGATIONS                TOTAL          1 YEAR         YEARS           YEARS        5 YEARS
                                     ----------     ----------     ----------     ----------     ----------
Long-Term Debt including current     $2,157,328     $1,931,819     $  225,509     $     --       $     --
Capital Leases                        1,381,502      1,023,457        358,045           --             --
Operating Leases                        609,032        522,027         87,005           --             --
License Agreements                    2,750,992      2,051,427        699,565           --             --
                                     ----------     ----------     ----------     ----------     ----------
Total                                $6,898,854     $5,528,730     $1,370,124     $     --       $     --
                                     ==========     ==========     ==========     ==========     ==========

CRITICAL ACCOUNTING POLICIES

      We have identified the policies identified in the following paragraph as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this section where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the notes to the consolidated financial statements included elsewhere in this prospectus. Note that our preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

      Our accounting policies that are the most important to the portrayal of our financial condition and results, and which require the highest degree of management judgment relate to revenue recognition and the provision for uncollectible accounts receivable. We estimate the likelihood of customer payment based principally on a customer's credit history and our general credit experience. To the extent our estimates differ materially from actual results, the timing and amount of revenues recognized or bad debt expense recorded may be materially misstated during a reporting period.

CERTAIN RELATED PARTY TRANSACTIONS

      LOANS FROM DIRECTORS

      In December 2002, we issued a one-year term note for $250,000 with ten-year, fully-vested detachable warrants to Robert Kite. As a condition of his investment, Mr. Kite required that he be appointed to our Board of Directors. The note bears interest at the rate of 10% per annum and is payable in one lump sum at maturity. The detachable warrants provide for the purchase of 250,000 shares of our Class B Non-Voting Common Stock with an exercise price of $0.22 per share. This note was repaid January 2004.

      USE OF OUR ASSETS

      Certain of our executives are allowed use of company cars for both business and personal purposes. These cars have been capitalized as assets of the Company, totaling $89,635 as of December 31, 2003.

      NOTES RECEIVABLE FROM RELATED PARTIES

      During 2000, we issued cash loans of $400,000 and received, in exchange, promissory notes from two of our officers, Messrs. Jon Latorella and Robert A. Goddard. Although the notes were due January 3, 2010, each of the notes' terms provided that, if, as of January 3, 2003, the officers were still employed by us, then the obligations and debt evidenced by the notes were to be canceled without further action, and we are to pay to the officers, no later than February 29, 2004, an amount in cash sufficient to fulfill the officers' tax liabilities attributable to the cancellation of the notes. As such, we expensed the principal of the notes on a monthly basis, and, in 2003 and 2002, recognized $9,722 and $133,000 of amortization expense respectively on notes receivable from related parties. Additionally, we accrued approximately $6,701 in 2003 and $71,480 in 2002 ($215,929 cumulative through December 31, 2003) relating to an estimate of Messrs. Latorella's and Goddard's tax liability to be reimbursed by us.

      As of January 3, 2003, both Mr. Latorella and Mr. Goddard were employed by us and, accordingly, the notes were cancelled as of that date. Mr. Goddard ceased employment with us on March 31, 2003.

      For more information on these matters, see the section titled "Certain Transactions", below.

OFF-BALANCE-SHEET ARRANGEMENTS

      We have no off-balance-sheet arrangements currently in effect or in effect during the year ended December 31, 2003, including but not limited to any guarantee contracts that have the characteristics defined in paragraph 3 of FASB Interpretation No. 45 (November 2002), as amended; any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; any obligation that could be accounted for as a derivative instrument; or any obligation arising out of a variable interest (as referenced in FASB Interpretation No. 46, as amended).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      In December 2002, the FASB issued SFAS 148, "Accounting for Stock-based Compensation and Disclosure - an amendment of FASB Statement No.123" (SAS 148). This statement amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative transition methods for a voluntary change to fair value accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have not adopted the fair value recognition principles of SFAS 123; therefore this Statement has had no effect upon our consolidated financial condition or results of operations. We have provided the additional disclosure required by SFAS 148.

                                    BUSINESS

OVERVIEW

      LocatePLUS Holdings Corporation, through itself and its wholly-owned subsidiaries LocatePLUS Corporation, Worldwide Information, Inc. and Certifion Corporation (D/B/A Entersect) (collectively referred to as the "LocatePLUS Group") provider public information VIA our proprietary data integration solutions. Since 1996, we have sold a CD-ROM-based product, which we refer to as Worldwide Information(TM), which enables users to search certain motor vehicle records and driver's license information in multiple states. Since March 1, 2000, we have maintained a database that is accessible through the Internet, known as LocatePLUS(TM). Our LocatePLUS(TM) product contains searchable and cross-referenced public information on individuals throughout the United States, including individuals' names, addresses, dates of birth, Social Security numbers, prior residences, and, in certain circumstances, real estate holdings, recorded bankruptcies, liens, judgments, drivers' license information, and motor vehicle records. On September 1, 2003, our newly formed wholly-owned subsidiary, Certifion Corporation, acquired all of the assets of Project Entersect Corporation, a provider of data technology. Certifion provides on-line self-screening services for Internet-based jobs search resume and online dating services.

INDUSTRY BACKGROUND

      We are a background information provider. Users of background information have historically included law enforcement, other government agencies, law firms, investigation companies, private investigators and insurance companies. Information is used by those entities for various activities ranging from legal discovery to employment screening to the detection of fraud and the prevention of crime and terrorism. Additional users, such as large businesses, have increasingly availed themselves of background information services in connection with their human resource functions and other business decisions. Non-traditional users, such as individuals using Internet job search and on-line dating service sites, have also begun to avail themselves of background information in response to concerns about identity theft.

      A considerable amount of background information about individuals in the United States is publicly available. Examples of such public data include:

      o   names and addresses                  o   property ownership

      o   aliases                              o   bankruptcies

      o   nationwide court records             o   certain criminal records

      The sources of these types of public data, however, are often fragmented and geographically dispersed. In addition, the reliability of this information and the data provided by various sources may not be consistent. In this environment, users of public information are faced with the time-consuming, costly and difficult task of gathering data from numerous locations and sources, verifying the information acquired and organizing it into a useful format. While services and technologies have developed to enable remote access to certain information sources, there have historically been few comprehensive access points for information available about individuals. Traditional sources of information, including credit reporting services and other database services, make available only limited types of information for specific purposes, such as verifying credit worthiness. Such services may also be limited by applicable law to specified uses and users. Almost none of those sources is integrated in a manner that allows easy and rapid access to data.

BUSINESS STRATEGY

      Our business plan is to provide an entire suite of information products and services for professionals in law enforcement agencies, human resources, law firms, insurance underwriting, fraud investigation, private equity funds, private investigation and financial institutions. We believe that we will be able to compete with competitive services based upon the pricing of our products and services and based upon certain technical advantages incorporated in our systems (such as our Bull's-EyeTM data integration methodologies and our ability to provide certain otherwise "unlisted" telephone information).

OUR TARGET MARKET AND SCREENING OF USERS

      Historically our products were been marketed and sold to federal, state and local government agencies (including law enforcement agencies), private investigators, human resource professionals and the legal profession. Our products have been used in:

     o crime and terrorism investigation (E.G., in conjunction with federal and state investigations in the aftermath of the September 11th terrorist attacks and the subsequent anthrax incidents);

     o    detection of fraud;

     o "skip tracking" (I.E., the location of debtors and individuals in violation of parole or bail restrictions);

     o    background checks;

     o    legal due diligence; and

     o    risk management.

      In addition to these government and business uses of our products, our EntersectTM product is offered to the public in connection with self-certification for Internet job search and dating services.

      Our LocatePLUS(TM) and Worldwide Information(TM) products are generally marketed and sold only to pre-screened business and government end users. Before obtaining access to our LocatePLUS(TM) database or our Worldwide Information(TM) product, we generally require commercial customers to provide background information about their business need for data and about themselves, such as business licenses, bar admission cards or private investigator licenses. Individuals involved in law enforcement must provide similar evidence of their authority.

      In an attempt to prevent the misuse of data in our LocatePLUS(TM) and Worldwide Information(TM) products, we have adopted a three-tier security schema for those products.

========== ====================== ==============================================
  LEVEL       INDUSTRY USERS           SAMPLE DATASETS AVAILABLE TO USERS
========== ====================== ==============================================
    I      General Business       Names, Addresses and Phone Numbers
                                  Past Residences, Neighbors and Affiliates
                                  Real Property
========== ====================== ==============================================
           Private Investigators
           Insurance              Level I Data, PLUS:
   II      Attorneys/Law Firms    Liens and Judgments
           Government             Drivers' Records
           Corporate Security     Certain Motor Vehicle Records
========== ====================== ==============================================
   III     Law Enforcement        Level I and II Data, PLUS:
                                  Comprehensive Criminal Records
                                  Restricted Motor Vehicle Records
                                  Certain Credit Reporting Data
========== ====================== ==============================================

LOCATEPLUS(TM)

      We launched our LocatePLUS(TM) Internet site in March 2000. Our LocatePLUS(TM) database contains searchable and cross-referenced public information on individuals throughout the United States. Information is presented in a dynamic, hyper-linked fashion, permitting users to rapidly identify and obtain personal information relating to individuals and their associated residences, possible acquaintances, and a variety of other types of data. Our LocatePLUS(TM) database consists of approximately five billion individual data entries. According to our estimates, we have data entries relating to approximately 205 million adult individuals in the United States (or approximately 98% of the adult population of the United States, based on the 2000 United States Census).

      As of December 31, 2003, there were approximately 14,184 pre-screened users of our LocatePLUS(TM) database.

      Datasets currently integrated in our LocatePLUS(TM) product include nationwide records relating to:

     o  names and addresses                     o  real estate records

     o  aliases                                 o  prior residences

     o  dates of birth                          o  recorded bankruptcies

     o  Social Security numbers                 o  liens

     o  driver's license information            o  motor vehicle records

     o  residential address information         o  certain death records
        (including dates of residence)
                                                o  phone numbers
     o  certain criminal arrest, conviction
        and incarceration records               o  vessel registrations

      We intend to continue integration of datasets into our LocatePLUS(TM) product, including:

     o  certain hunting and fishing             o  certain professional licenses
        licenses
                                                o  certain fingerprint files
     o  certain facial image files
                                                o  Federal Aviation
     o  certain gun licenses                       Administration records

We can currently give no assurance as to the timing of integration of such datasets, however, or whether these new datasets will be integrated with our LocatePLUS(TM) product at all.

      We believe that one of the significant advantages of our LocatePLUS(TM) product, in comparison with many products with which it competes, is the ability of LocatePLUS(TM) to "tie" data associated with a given individual to produce a single report through our Bull's-EyeTM technology. Our Bull's-EyeTM system uses a proprietary methodology to associate data in a manner that generally results in a matching of data entries across diverse data sources, allowing users to obtain a single, comprehensive data report about an individual, even when there is no single element that ties data entries together (such as a Social Security number). This comprehensive data report is itself linked to other data potentially relevant to a business or government agency researching an individual, such as names and addresses of possible acquaintances, relatives and neighbors of that individual.

LOCATEPLUS ANYWHERE(TM)

      We also offer a version of our LocatePLUS(TM) product that is accessible through wireless personal digital assistants and e-mail capable pagers, which we refer to as LocatePLUS AnyWhere(TM). LocatePLUS AnyWhere(TM) was commercially launched in mid-December 2002. This product is being marketed primarily to law enforcement. It is sold on a subscription fee basis, permitting unlimited access to our LocatePLUS(TM) database for a flat monthly fee provided that that the user agrees to a fixed term commitment.

ENTERSECT(TM)

      On September 1, 2003, our newly formed wholly-owned subsidiary, Certifion Corporation, acquired all of the assets of Project Entersect Corporation a provider of data technology. Certifion operates under the trade name of "Entersect," and provides self-screening for both resume and online dating services.

WORLDWIDE INFORMATION(TM)

      Since 1996, we have produced CD-ROM products that enable users to quickly search motor vehicle records in multiple states through a dynamic search engine, known as Worldwide Information(TM). Our Worldwide Information(TM) product enables users to search certain motor vehicle records and drivers' license information in multiple states through a dynamic search engine. Unlike many competing products, our Worldwide Information(TM) product enables users to rapidly identify vehicles or drivers using complete or partial search criteria. We believe that this ability to search partial data is a valuable tool in circumstances in which incomplete information is available, as is often the case in criminal investigations. Unlike data provided by Internet-based services, searches on our CD-ROM product are confidential and unavailable to any person other than the user of our CD-ROM product. We believe that the confidential nature of this CD-ROM product makes it particularly attractive to law enforcement agencies, which must often conduct criminal investigations in strict secrecy.

      As of December 31, 2003, there were approximately 2,000 pre-screened purchasers of our Worldwide Information(TM) CD-ROM product.

SOURCES OF OUR DATA

      Our operations depend upon information derived from a wide variety of automated and manual sources. External sources of data include public records information companies, governmental authorities and on-line search systems. We license or otherwise obtain our data from five primary sources, as well as over twenty other ancillary sources (including both private and government sources).

      In the event that any of our primary sources of data were no longer available to us, we believe that we would be able to integrate alternate sources of data without significant disruption to our business or operations, as we believe there are currently a number of equivalent providers of such data.

REGULATORY RESTRICTIONS ON OUR BUSINESS

      Both federal and state law regulates the sale of data. Recently, consumer advocates and federal regulators have voiced concerns regarding public access to, or commercial use of, personal information. As a result, increased pressure has been placed upon federal and state legislators to regulate the dissemination or commercial use of personal information.

      One such legislative enactment that has had an effect on our business was the Financial Services Modernization Act of 2000, also known as the "Gramm-Leach-Bliley Act". Among other things, this law restricts the collection, use, and transfer of certain data that includes "credit header" information, which had historically functioned as the backbone of our data resources. Implementation of this law's restrictions by the Federal Trade Commission significantly limited the availability of certain data for our database, but we have subsequently developed datasets that function independently of "credit header" information. Although we have not engaged counsel to review this matter or the conduct of our operations generally, we believe that our operations are currently unaffected by the Gramm-Leach-Bliley Act or any law specifically applicable to the dissemination of data concerning individuals. Any further restriction on our use of personal information, however, could limit the usefulness and have a material adverse affect on operations, our products, including our LocatePLUS(TM) product, and our operations.

      Federal and state law prohibits us from selling information about minors. Our products have been designed to prevent the dissemination of such data.

DISTRIBUTION OF OUR PRODUCTS

      We distribute our content both directly (though the Internet in the case of our LocatePLUS(TM) product and through the mail in the case of our Worldwide Information(TM) CD-ROM) and through "channel partner" arrangements, by which third parties access our databases in consideration for a royalty (such as through online job search and dating sites, in the case of our Entersect(TM) product). We also, from time to time, provide certain consulting services to third party database providers on the integration and assimilation of public data. To date, our efforts to license data have resulted in seven channel partnerships.

COMPETITION

      Current competitors for our LocatePLUS(TM) and Entersect(TM) products include Accurint, ChoicePoint, Confi-chek.com, and Lexis-Nexis. Many of the companies that currently compete with this product, as well as other companies with whom we may compete in the future, are national or international in scope and have greater resources than we do. Those resources could enable those companies to initiate price cuts or take other measures in an effort to gain market share in our target markets.

      Our Worldwide Information(TM) product primarily competes with the registries of motor vehicles of various states that sell their data to screened users. These state agencies generally provide data in "raw form" without the search capabilities that we provide in our Worldwide Information(TM) product.

EMPLOYEES

      As of December 31, 2003, the LocatePLUS Group had 59 employees. We believe that our relations with our employees are good.

FACILITIES

      LocatePLUS Holdings Corporation and LocatePLUS Corporation are presently headquartered in Beverly, Massachusetts, where we lease approximately 32,000 square feet. The lease on that facility expires on February 28, 2005, and our annual lease obligation is approximately $480,000.

      Worldwide Information, Inc., is presently located in Byfield, Massachusetts, where it leases approximately 2,700 square feet. The lease on the Byfield facility expired on March 1, 2003, and we are currently a tenant-at-will in this facility. Our annual lease payments on that facility in 2003 were approximately $25,000. We are currently negotiating to extend this lease to February 2005.

      Dataphant, Inc., is located in Austin, Texas, where it leases approximately 3,000 square feet pursuant to a month-to-month lease (which includes the use of office equipment), with current monthly rental obligations of $3,680.

      Certifion Corporation (which does business under the name "Entersect") is located in Santa Ana, California, where it leases approximately 700 square feet pursuant to a month-to-month lease, with current monthly rental obligations of $800.

      We also lease a storage facility in Georgetown, Massachusetts pursuant to a month-to-month lease, with current monthly rental obligations of $500.

      We believe that our facilities are sufficient for our projected needs.

INTELLECTUAL PROPERTY

      Publicly available data concerning individuals is generally non-proprietary. As a result, our intellectual property consists largely of certain trade secrets and know-how associated with the integration of databases and our ability to link diverse datasets. We rely on a combination of confidentiality agreements, restrictions on access to our proprietary systems, and contractual provisions (such as in our user agreements) to protect our intellectual property.

      We have registered LOCATEPLUS.COM(R) as a trademark with the United States Patent and Trademark Office. We maintain LOCATEPLUS(TM), WORLDWIDE INFORMATION(TM), ENTERSECT(TM), CAREERSCAN(TM), and TRUSTMEID(TM) as unregistered trademarks relating to our products. We may, from time to time, claim certain other rights under trademark law, however, we currently have no other marks registered or pending with the United States Patent and Trademark Office or the equivalent agency of any other country.

      In 2003, we filed for patent protection covering certain aspects of two of our products. We have filed for patent protection covering certain aspects of our search product, Bull's-Eye(TM), that electronically matches database information with current public phone and utility information to identify current information. We also filed for patent protection covering certain aspects of our self-validation products Career Screen(TM) and TrustmeID(TM).

LEGAL PROCEEDINGS

      We are not currently involved in any material legal proceedings, although claims may arise from time to time in the conduct of our operations. There can be no assurance at this time that any claims that may arise in connection with the conduct of our business will not materially adversely affect our business or operations, or divert our critical resources.

                                      * * *

                        EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth specific information regarding our executive officers and directors as of March 31, 2004.

 EXECUTIVE OFFICERS
    AND DIRECTORS        AGE             POSITIONS
---------------------    ---             ---------
Jon R. Latorella         40   Chairman of the Board, President and Chief
                              Executive Officer
Sonia P. Bejjani         35   Director; President-Worldwide Information, Inc.
James C. Fields          36   Vice President of Finance, Treasurer and
                              Secretary, Acting Chief Financial Officer
Steven W. Silva          42   Vice President of Business Development
Mark H. Ettinger         39   Vice President of Sales
Thomas Garlock(1)        47   Director
John P. Houlihan (1)     58   Director
Robert H. Kite(1)        49   Director
Thomas E. Murphy(2)      45   Director
Gerard Scalley(2)        48   Director

(1) Member of our Compensation Committee.
(2) Member of our Audit Committee.


CURRENT DIRECTORS AND OFFICERS

      JON R. LATORELLA co-founded our business in 1991 and has been our Chief Executive Officer since we commenced our activities. Mr. Latorella is also the Chairman of our Board of Directors. Before founding our business, Mr. Latorella served as a consultant to various local and state law enforcement agencies. Mr. Latorella holds a Bachelor of Science/Bachelor of Arts from the University of Massachusetts, which he received in 1994.

      SONIA P. BEJJANI co-founded our business in 1991 and has been a member of our Board of Directors and employed by us in various capacities since we commenced our activities. For the five years ending August 1, 2001, Ms. Bejjani was our Vice President - Sales and Customer Service. Since August 1, 2001, Ms. Bejjani has been the President of Worldwide Information, Inc., our wholly-owned subsidiary.

      JAMES C. FIELDS was appointed our Vice President of Finance, Treasurer, Secretary and Acting Chief Financial Officer on March 31, 2003. Prior to that, Mr. Fields served as our Director of Finance since February 2001. Prior to joining us, Mr. Fields was the Controller and Vice President of operations at CO Space, a carrier neutral collocation company. Mr. Fields is a certified public accountant and holds a Bachelor of Arts in Accounting from the College of St. Scholastica, which he received in 1992, and a Masters of Business Administration from Babson College, which he received in 1999.

      STEVEN W. SILVA has been our Vice President of Business Development since January 2002. Mr. Silva was employed with SuperWings Inc., a developer of mobile field service management applications, as its Vice President of Business Development and Marketing from 2000 to 2002. During 2000, Mr. Silva was the Vice President of Strategic Marketing at ZipLink Inc., a provider of wholesale Internet connectivity solutions, where he was responsible for marketing, product management, business development and strategic alliances. From 1997 to 2000, Mr. Silva worked for eZenia! Inc., a provider of real time collaboration solutions, where he worked as its Director of Technical Business Development. From 1990 to 1997, Mr. Silva also held channel sales and marketing positions with PictureTel Corporation, a provider of visual collaboration systems. Mr. Silva holds a Bachelor of Science in Business Administration/Economics from Salem State College, which he received in 1985.

      MARK H. ETTINGER became our Vice President of Sales in April 2004. Prior to joining us, he was the Director of the Legal Translation Center since May 2003. Prior to joining the Legal Translation Center, he was the Vice President of National Practice Institute since August 1996, where his primary responsibilities included establishing and overseeing relationships with key law schools and state, county and metro bar associations. Mr. Ettinger holds a

Bachelor of Arts from University of Minnesota, which he received in 1987, and a Masters of Business Administration from University of St. Thomas, which he received in 1992.


      THOMAS GARLOCK has provided organizational and merger and acquisition consulting services to technology companies in the computer hardware/software and wireless telecommunications industry since 1980. Mr. Garlock has been the principal in a variety of communications license-based ventures that have developed cellular telephone systems in 55 "metropolitan statistical areas" in the United States. He is the co-founder and Chairman of In Sync Interactive Corporation, the nation's largest owner of interactive video data service licenses issued by the Federal Communications Commission. In October 2001, In Sync filed for bankruptcy protection with respect to 29 of its 42 subsidiaries. Mr. Garlock attended Kent State University, the University of California at Los Angeles, and the Otis Parsons School of Design. Mr. Garlock joined our Board of Directors in October 1996, and is currently a member of our Audit Committee.


      JOHN P. HOULIHAN has been President and owner of Zalkin, Inc., a worldwide exporter of used clothing with offices in Council Bluffs, Iowa and Brownsville, Texas, since 1979. Before that, Mr. Houlihan owned Goodrich Dairy, a chain of 47 retail stores, and Riekes Equipment, a material handling and forklift company. Mr. Houlihan holds a Bachelor of Arts from Creighton University, which he received in 1968, and a Juris Doctorate from Creighton University, which he received in 1971. Mr. Houlihan joined our Board of Directors in January 2001, and he is currently the Chairman of the Compensation Committee of our Board of Directors.


      ROBERT H. KITE has been President of KFC, Inc., the managing entity of KFC, LLLP, a private investment entity, since 1981. Mr. Kite has also served on the Board of National Energy, Inc., a publicly traded energy exploration and exploitation company, since 1987. National Energy, Inc. filed for Chapter 11 bankruptcy in 1999, and was subsequently reorganized. Mr. Kite is also on the Board of Directors of the FBI Citizens' Academy (Charter Academy) of Phoenix, Arizona, and Child Health U.S.A. of Scottsdale, Arizona. Mr. Kite holds a Bachelor of Science in Political Science and Psychology which he received from Southern Methodist University 1977. Mr. Kite joined our Board of Directors in December 2002, and is currently a member of the Compensation Committee of the Board of Directors.

      THOMAS E. MURPHY joined Jesup & Lamont Securities Corporation as a Senior Vice President in 2004. Prior to this, Mr. Murphy was employed by Oftring & Company, Inc., a registered broker-dealer located in Worcester, Massachusetts, since 1989, where he held the title of Senior Vice President. Mr. Murphy holds a Bachelors of the Arts in Investments from Babson College, which he received in 1981. Mr. Murphy joined our Board of Directors on March 28, 2003, and he is currently the Chairman of the Audit Committee of our Board of Directors.


      GERARD SCALLEY has been employed by the Woburn, Massachusetts Police Department for the past 22 years, where he currently holds the rank of Lieutenant. His current responsibilities include supervision of that department's detective bureau and its Drug Abuse Resistance Education (DARE) program. He has also worked as a crime prevention officer and as commander of the North Eastern Massachusetts Law Enforcement Council Regional Drug Task Force. Mr. Scalley has been affiliated with numerous law enforcement related organizations during his career, including the National Technical Investigator's Association, the Narcotic Enforcement Officer's Association, the National DARE Officer's Association and the Irish American Police Officer's Association. Mr. Scalley also lectures at the University of Massachusetts at Lowell on criminal justice matters. Mr. Scalley received a Bachelor of Arts in Criminal Justice from Salem State College in 1998, and a Master of Arts in Criminal Justice from the University of Massachusetts at Lowell in 2000. Mr. Scalley joined our Board of Directors in June 2002, and is currently a member of our Audit Committee.

      Each of the directors holds such his or her office until his or her successor is duly chosen and qualified, or until his or her earlier resignation or removal. The Company is not aware of any family relationships between any of the officers and any of the Company's directors. Each of the officers holds such office until his or her successor shall have been duly chosen and shall have been qualified, or until his earlier resignation or removal. We do not have any employment agreements with any of our employees.


FORMER DIRECTORS AND OFFICERS

      Dr. Richard B. Yules, a former member of our Board of Directors, resigned from the Board on March 12, 2003.

      Mr. Robert A. Goddard, our former Chief Financial Officer, Treasurer, and Secretary, ceased employment with us on March 31, 2003.

SECTION 16 COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required to furnish us with copies of all forms they file pursuant to Section 16(a).

      On November 3, 2003, Messrs. Scalley, Murphy, Kite, Houlihan, Garlock, Latorella and Ms. Bejjani were each granted an option to purchase 100,000 shares of Class B Non-voting Common Stock with an exercise price of $0.20. None of the above filed a Form 4 in a timely fashion as required by Section 16(a). We filed a Form 5 on behalf of each of the option recipients with respect to that grant on February 17, 2004.

      On December 18, 2003, Mr. Latorella was granted an option to purchase 4,250,000 shares of Class A Voting Common Stock with an exercise price of $0.25 and 5,000,000 shares of Class A Voting Stock with an exercise price of $1.00. Mr. Latorella did not file a Form 4 in a timely fashion as required by Section 16(a) with respect to this grant. We subsequently filed a Form 5 on behalf of Mr. Latorella with respect to that grant on February 17, 2004.

      On December 18, 2003, Mr. Fields was granted an option to purchase 750,000 shares of Class A Voting Common Stock with an exercise price of $0.25. Mr. Fields did not file a Form 4 in a timely fashion as required by Section 16(a) with respect to this grant. We subsequently filed a Form 5 on behalf of Mr. Fields with respect to that grant on February 17, 2004.

      On December 18, 2003, Ms. Bejjani was granted an option to purchase 250,000 shares of Class A Voting Common Stock with an exercise price of $0.25. Ms. Bejjani did not file a Form 4 in a timely fashion as required by Section 16(a) with respect to this grant. We subsequently filed a Form 5 on behalf of Ms. Bejjani with respect to that grant on February 17, 2004.

      Except as set forth in the proceeding paragraph, and based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required, to our knowledge, all such persons complied with all of the Section 16(a) filing requirements applicable to them with respect to 2003.

AUDIT COMMITTEE

      The Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of our independent auditors, reviews the scope of the audit services provided by our independent accountants, and reviews our accounting practices and internal accounting controls. Currently, the members of the Audit Committee are Messrs. Murphy and Scalley. There is one vacancy on the Audit Committee of the Board of Directors.

      Mr. Murphy serves as the Chairman of the Audit Committee. The Board has determined that Mr. Murphy is a financial expert for the purposes of the Securities Exchange Act of 1934, as amended.


COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors the salaries, benefits and stock option grants of all employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our equity compensation plan and other employee benefits plans that we may adopt from time to time. Currently, the members of the Compensation Committee are Messrs. Garlock, Houlihan and Kite.

      Mr. Houlihan serves as the Chairman of the Compensation Committee.

CODE OF ETHICS

      The Company has not adopted a Code of Ethics; however, the Board of Directors has indicated that it intends to adopt such a code at the meeting of the Board of Directors to be held immediately following the 2004 Annual Meeting of Stockholders, which is anticipated to be held in May 2004.

EXECUTIVE COMPENSATION

      The following table sets forth, for 2003, 2002 and 2001, certain compensation paid by us, including salary, bonuses and certain other compensation, to our Chief Executive Officer and all other executive officers whose annual compensation for the years ended December 31, 2003, 2002 and 2001 exceeded $100,000 (the "Named Executive Officers").

                                                       SECURITIES
       NAME AND                                        UNDERLYING     ALL OTHER
  PRINCIPAL POSITION      YEAR      SALARY    BONUS     OPTIONS     COMPENSATION
                                     ($)       ($)        (#)            ($)

JON R. LATORELLA          2003      58,209(1)   -     9,350,000(2)     13,200(3)
President and             2002      50,100(1)   -             -        13,200(3)
Chief Executive Officer   2001      48,850(1)   -             -        13,200(3)

JAMES C. FIELDS(4)        2003     112,901      -     1,250,000(5)          -
Acting Chief Financial    2002     104,160      -             -             -
Officer, Treasurer and    2001      86,673      -       500,000             -
Secretary

ROBERT A. GODDARD(6)      2003      61,539      -             -             -
Former Chief Financial    2002     123,658      -             -         8,079(7)
Officer, Treasurer and    2001     123,802      -             -         8,079(7)
Secretary

     (1) Mr. Latorella elected to reduce his annual salary to $50,100 in September 2000. On June 17, 2002, the Board of Directors voted to return Mr. Latorella's salary to his pre-reduction salary of $150,000 per annum. Notwithstanding the Board's vote, Mr. Latorella decided to forego the increase and, as a result, his salary was not modified in 2002. Mr. Latorella's salary was increased to $150,000 per annum in October 2003.

     (2) On December 18, 2003, Mr. Latorella was granted incentive stock options to purchase 4,250,000 and 5,000,000 Class A Voting Common Stock, and on November 3, 2003, 100,000 Class B Non-voting Common Stock, with exercise prices of $0.25, $1.00, and $0.20 per share, respectively.

     (3) Mr. Latorella and his family are allowed use of two company cars, the value of which is approximately $1,100 per month to Mr. Latorella.

     (4) On December 18, 2003, Mr. Fields commenced his employment with us in 2001. Mr. Fields became an executive officer on March 31, 2003.

     (5) On December 18, 2003, Mr. Fields was granted an incentive stock option to purchase 750,000 shares of Class A Voting Common Stock, with an exercise price of $0.25 per share.

     (6) Mr. Goddard ceased employment with us on March 31, 2003. As part of a severance arrangement that we entered into with Mr. Goddard, an incentive stock option to purchase 1,000,000 shares of Class A Voting Common Stock owned by Mr. Goddard was cancelled and, in lieu of that option, Mr. Goddard was issued a fully vested non-qualified stock option to purchase 250,000 shares of Class A Voting Common Stock with an exercise price of $0.15 per share.

     (7) Mr. Goddard received a monthly automobile allowance of $523 and a fuel allowance as part of his compensation and severance. This benefit terminated on June 30, 2003.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                     NUMBER OF SECURITIES    PERCENT OF TOTAL
                                          UNDERLYING           OPTIONS/SARS
                                         OPTIONS/SARS           GRANTED TO      EXERCISE OF
                                            GRANTED            EMPLOYEES IN      BASE PRICE       EXPIRATION
        NAME                                  (#)              FISCAL YEAR         ($/SH)            DATE
        ----                                  ---              -----------         ------            ----
JON R. LATORELLA                          4,250,000(1)             38%             $0.25      December 18, 2008
President and Chief Executive             5,000,000(1)             44%             $1.00      December 18, 2008
Officer                                     100,000(2)              2%             $0.20       November 3, 2008

JAMES C. FIELDS                             500,000(1)              4%             $0.15         March 31, 2013
Acting Chief Financial Officer              750,000(1)              6%             $0.25      December 18, 2013

     (1)  Class A Voting Common Stock.

     (2)  Class B Non-voting Common Stock.

DIRECTORS' COMPENSATION

      On February 1, 2002, we adopted a Non-employee Director Stock Option Policy. Under the Non-employee Director Stock Option Policy, as originally adopted, we would make annual grants (beginning on the date of adoption of the policy or the first day that a director is elected to our Board of Directors, if later) to our non-employee directors of warrants to purchase 35,000 shares of our Class B Non-voting Common Stock as compensation for service on our Board of Directors (and any committees). Each of these warrants is immediately exercisable and will have an exercise price that is equal to the fair market value of our Class B Non-voting Common Stock as of the date of grant. On November 3, 2003, our Board of Directors modified the Non-employee Directors' Stock Option Policy (now named the Non-employee Directors' Stock Option and Compensation Policy) to provide an option to purchase 100,000 shares of our Class B Non-voting Common Stock and $10,000 in cash annually, as compensation for service on our Board of Directors (and any committees). No separate compensation is provided to directors for service on either of our two committees.

      Directors who are also employees of LocatePLUS Holdings Corporation or any of its subsidiaries (currently, Mr. Latorella and Ms. Bejjani) are not paid any compensation for their service as directors.

      We also reimburse our directors for out-of-pocket costs associated with their activities on the Board of Directors.

      Pursuant to the Non-employee Directors Stock Option Policy:

     o On February 1, 2002, Messrs. Garlock and Houlihan were each issued a warrant to purchase 35,000 shares of our Class B Non-voting Common Stock for $0.15 per share.

     o On August 27, 2002, Dr. Richard B. Yules, a former member of our Board of Directors, was issued a warrant to purchase 35,000 shares of our Class B Non-voting Common Stock for $0.22 per share.

     o On August 27, 2002, Mr. Scalley was issued a warrant to purchase 35,000 shares of our Class B Non-voting Common Stock for $0.22 per share.

     o On March 28, 2003, Messrs. Garlock, Houlihan, and Kite were each issued a warrant to purchase 35,000 shares of our Class B Non-voting Common Stock for $0.15 per share.

     o On November 3, 2003, Messrs. Scalley, Murphy, Kite, Houlihan, Garlock, Latorella and Ms. Bejjani were each granted an option to purchase 100,000 shares of Class B Non-voting Common Stock with an exercise price of $0.20.

BENEFIT PLANS

      1999 STOCK OPTION PLAN

      On November 16, 1999, our Board of Directors ratified and adopted an Incentive and Non-Qualified Stock Option Plan, which we refer to as the "1999 Stock Option Plan". The 1999 Stock Option Plan set aside 15,000,000 shares of our Class A Voting Common Stock (then referred to as our "Common Stock") for issuance pursuant to the exercise of incentive and non-qualified stock options to be awarded to our employees, officers and directors at the recommendation of the equity compensation plan's administrator and subject to the approval of our Board of Directors. We strongly believe in the concept of each employee having some form of equity participation as an incentive toward excellence in individual performance and our further success.

      In June 2000, our 1999 Stock Option Plan was amended and restated to provide greater flexibility to the equity compensation plan's administrator in the granting of various forms of equity compensation. As of December 31, 2003, 9,849,750 incentive stock options and 2,426,016 non-qualified stock options were outstanding under the 1999 Stock Option Plan. The weighted average exercise price of all options granted under the equity compensation plan was $0.21 per share as of December 31, 2003. As of December 31, 2003, options to purchase 1,419,450 shares of Class A Voting Common Stock had been exercised. The 1999 Stock Option Plan is administered by the Compensation Committee of the Board of Directors.

      2003 STOCK PLAN

      On March 28, 2003, the Board of Directors adopted the 2003 Stock Plan, an equity compensation plan which will allow us to grant awards of incentive and non-qualified (also referred to as "non-statutory") stock options, rights to acquire stock subject to forfeiture (I.E., restricted stock), and shares of stock not subject to forfeiture (I.E., stock bonuses) to our employees and consultants in consideration for services rendered for us.

      By means of the 2003 Stock Plan, we seek to retain the services of eligible recipients and to provide incentives for eligible recipients to exert efforts for our success, with the goal of maximizing shareholder value. We anticipate that we will file a registration statement on Form S-8 with respect to the shares available for issuance under that plan within 30 days of this prospectus.

      A total of 25,000,000 shares of Class A Voting Common Stock, and 25,000,000 shares of Class B Non-voting Common Stock, are available under the 2003 Stock Plan. If there is a change of the number or kind of shares issuable under the 2003 Stock Plan as a result of declaration of stock dividend, stock split, combination, exchange, merger, consolidation, reclassification or any similar extraordinary event affecting either class of our Common Stock, an adjustment will be made in the maximum aggregate number of shares that will be subject to the 2003 Stock Plan, as well as in the number of shares subject to outstanding options and the exercise price of options granted under the 2003 Stock Plan. The Compensation Committee of the Board of Directors is authorized to determine the employees, officers, directors and consultants to whom awards will be granted and the number of shares subject to each award. The Compensation Committee also interprets the 2003 Stock Plan and the awards granted under that plan and is authorized to adopt, amend or rescind the rules and regulations and make all other determinations necessary or advisable for the administration of the 2003 Stock Plan. The Board may amend the 2003 Stock Plan at any time, although certain amendments would require stockholder approval, the approval of award recipients, or both.

      Among other things, the Compensation Committee of the Board of Directors has the discretion to determine the extent to which an option may be exercised in part and the extent to which any part may or may not be exercised prior to expiration of specified periods of time after the grant. However, no option will be exercisable to any extent after the expiration of ten years (five years in the case of an incentive stock option granted to a greater than 10% stockholder). The exercise price of incentive stock options granted under the 2003 Stock Plan must be at least equal to the fair market value of our Common Stock on the date of grant. The exercise price of incentive stock options granted to an option recipient who is a 10% or greater stockholder must equal at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price of non-qualified stock options must be at least 85% of the fair market value of our Common Stock on the date of grant. As of December 31, 2003, 7,500,000 Class A and 5,700,000 Class B incentive stock options were outstanding under the 2003 Stock Option Plan. The weighted average exercise price of Class A and Class B options granted under the equity compensation plan were $0.75 and $0.20 per share respectively as of December 31, 2003. As of December 31, 2003, no options to purchase shares of Common Stock had been exercised under the 2003 Stock Option Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

      The following table reflects equity compensation granted or issued by us as of December 31, 2003, to employees and non-employees (such as directors, consultants, advisors, vendors, customers, suppliers and lenders) in exchange for consideration in the form of goods or services.

                                        NUMBER OF SECURITIES TO BE      WEIGHTED-AVERAGE EXERCISE        NUMBER OF SECURITIES
                                          ISSUED UPON EXERCISE OF         PRICE OF OUTSTANDING         REMAINING AVAILABLE FOR
                                            OUTSTANDING OPTIONS,          OPTIONS, WARRANTS AND     FUTURE ISSUANCE UNDER EQUITY
                                            WARRANTS AND RIGHTS                   RIGHTS                COMPENSATION PLANS(1)
                                            -------------------                   ------                 ------------------
EQUITY COMPENSATION PLANS APPROVED BY
SECURITY HOLDERS:
      Class A Voting
      Common Stock                              19,775,766                          $0.42                  18,804,784
-----------------------------------------------------------------------------------------------------------------------------------
      Class B Non-voting
      Common Stock                               5,700,000                           0.20                  19,300,000

EQUITY COMPENSATION PLANS NOT APPROVED
BY SECURITY HOLDERS:
      Class A Voting
      Common Stock                               4,082,239                           0.21                     N/A
-----------------------------------------------------------------------------------------------------------------------------------
      Class B Non-voting
      Common Stock                              10,283,249                           0.20                     N/A

TOTAL:
      Class A Voting
      Common Stock                              23,858,005                           0.36                     N/A
-----------------------------------------------------------------------------------------------------------------------------------
      Class B Non-voting
      Common Stock                              15,983,249                           0.20                     N/A

     (1) Excludes securities reflected in column titled "Number of securities to be issued upon exercise of outstanding options, warrants and rights".

      401(K) PLAN

      We sponsor a defined contribution plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers substantially all of our employees. We may make discretionary matching contributions up to 1% of annual employee contributions. Employees are eligible to participate in the 401(k) Plan after one year of service. Our matching contributions vest ratably over a five-year period. We pay the administrative expenses of this plan.

ADVISORY BOARD

      On December 2, 1999, our Board of Directors authorized the formation of an Advisory Board, consisting of up to eight members, to provide ongoing advice and consultation to the Board of Directors to enhance the development and operation of our LocatePLUS(TM) product. The Advisory Board members (none of whom will be employees or directors) are selected by the Board of Directors based on each candidate's experience, accomplishments and national recognition in the fields encompassed by our target markets. Compensation for members of our advisory board consists of expense reimbursement and a grant of a fully vested non-qualified stock option or immediately exercisable warrant. The Advisory Board meets informally from time to time with management.

      DALE C. JENKINS, JR.

      On December 2, 1999, we appointed Dale C. Jenkins, Jr., as the first member of our Advisory Board. In 1999, Mr. Jenkins was appointed to the position of Special Assistant for Law Enforcement and Public Safety to the Chancellor of Higher Education of the Commonwealth of Massachusetts. Mr. Jenkins was also appointed to the Advisory Board of the U.S. Commission on Civil Rights and the Massachusetts Governor's Crime Watch Committee and was a consultant to the U.S. Department of Justice. In addition, Mr. Jenkins directed the Lead Advanced Security Team for Presidents Ronald Reagan and George H. W. Bush and acted as Deputy Director of Inaugural Security for then President-Elect George H. W. Bush. On November 17, 1999, our Board of Directors granted a ten-year option to Mr. Jenkins to purchase 25,000 shares of our Class A Voting Common Stock with an exercise price of $0.20 per share as compensation for his services on the Advisory Board.

      JAMES A. CORRY

      On July 20, 2000, our Board of Directors appointed James A. Corry as the second member of our Advisory Board. Since July 2001, Mr. Corry has been the Chief Operating Officer of Abel Telecom, Inc., based in Scottsdale, Arizona. Prior to that, Mr. Corry was a criminal investigation and security expert for the United States Secret Service. During his more than twenty years with that agency, Mr. Corry worked on security issues globally, conducting criminal and fraud investigations and managing the security of political personnel, including President George H. W. Bush. On June 1, 2001, the Board of Directors issued to Mr. Corry a ten-year option to purchase 25,000 shares of our Class A Voting Common Stock with an exercise price of $0.20 per share as compensation for his services on the Advisory Board.

      WILLIAM H. SHAHEEN

      On October 1, 2001, our Board of Directors appointed William H. Shaheen to our Advisory Board. Mr. Shaheen is currently the Managing Partner of the law firm of Shaheen and Cohen, with offices in Concord and Dover, New Hampshire. Mr. Shaheen served as U.S. Attorney for the District of New Hampshire from 1976 to 1981. In 1981, he was appointed a New Hampshire District Court Judge in Durham, New Hampshire. Mr. Shaheen resigned his judgeship in 1997 upon the election of his wife as Governor of the State of New Hampshire. On October 12, 2001 in consideration for his services on the Advisory Board, Mr. Shaheen received a ten-year warrant to purchase 25,000 shares of our Class B Non-voting Common Stock, with an exercise price of $0.20.

      DAVID G. DUCHESNEAU

      On October 1, 2001, our Board of Directors also appointed David G. Duchesneau to our Advisory Board. From 1991 to the present, Mr. Duchesneau has been General Manager of Standa, Inc., a full service private investigative agency and consulting firm. From 1971 to 1991, Mr. Duchesneau was the Commander and Senior Officer of the Organized Crime Unit and Fugitive Apprehensive Unit of the New Hampshire State Police. On October 12, 2001 Mr. Duchesneau was issued a ten-year warrant to purchase 25,000 shares of our Class B Non-voting Common Stock, with an exercise price of $0.20 per share in consideration for his services on the Advisory Board.

      CHARLES LYONS

      On November 20, 2001, our Board of Director appointed Charles Lyons to the Advisory Board. Mr. Lyons is the Superintendent Director of the Shawsheen Valley Technical School District located in Billerica, Massachusetts. He is also the Chairman of the Arlington, Massachusetts Board of Selectmen. On that date, our Board of Directors granted a ten-year warrant to Mr. Lyons to purchase 12,500 shares of our Class B Non-voting Common Stock with an exercise price of $0.20 per share as compensation for his services on the Advisory Board.

                                      * * *

                     ORGANIZATION WITHIN THE PAST FIVE YEARS

      We were incorporated in Massachusetts in 1996 as Worldwide Information, Inc. In July 1999, we reincorporated in Delaware to take advantage of certain favorable corporate excise tax rates relative to Massachusetts as well as Delaware's well-established corporate law. As part of that re-incorporation, we changed our name to LocatePLUS.com, Inc.

      On August 1, 2001, we changed our name from LocatePLUS.com, Inc. to LocatePLUS Holdings Corporation as part of a corporate restructuring. In conjunction with that corporate restructuring, we created two wholly-owned subsidiaries, LocatePLUS Corporation, a Delaware corporation, and Worldwide Information, Inc., a Delaware corporation. We capitalized LocatePLUS Corporation with all of our Internet-based LocatePLUS(TM) business, in consideration for all of its equity, 100 shares of common stock, par value $0.01. We capitalized Worldwide Information, Inc. with all of our CD-ROM-based Worldwide Information(TM) business, in consideration for all of its equity, 100 shares of common stock, par value $0.01. We created these subsidiaries for two primary reasons:

     o We wished to isolate any potential liabilities in one of our products in a manner that would reduce the impact of any such liabilities on our other product line. There are no claims pending relating to errors or omissions in either of our two product lines, nor does management currently anticipate any such claims. However, as disclosed above, claims associated with defects in our databases may arise from time to time.

     o We wished to administratively separate the operations associated with our LocatePLUS(TM) product from our Worldwide Information(TM) product. Operations associated with our Worldwide Information(TM) product have historically been conducted through our Byfield, Massachusetts office. Operations associated with our LocatePLUS(TM) product have been conducted through our Beverly, Massachusetts office. Although each of these products is marketed to similar users, the acquisition and integration of data for and the operation of these two products differs significantly.

      Subsequently, we acquired all of the securities of Entersect Corporation and Dataphant, Inc. We presently hold all of the equity of all four of these subsidiaries, and we account for each subsidiary on a consolidated basis.

      LocatePLUS Holdings Corporation provides certain administrative and executive functions on behalf of each of its subsidiaries, such as management of payroll and other accounts payable.

      No options, warrants or similar rights to acquire equity in any subsidiary currently exists, nor do we anticipate any such rights being created in the future. We have no present intention of selling or otherwise disposing of any subsidiary.

                                      * * *

                              CERTAIN TRANSACTIONS

      On June 17, 2002, the Board of Directors adopted our Interested Parties Transaction Policy, pursuant to which we will not enter into any agreement, arrangement or understanding with any director, officer, or 5% or greater stockholder of unless (I) the terms of such agreement, arrangement or understanding are consistent with the terms of equivalent agreements or arrangements that the we could obtain from third parties; and (II) the agreement, arrangement or understanding is fair to us.

JON R. LATORELLA

      Mr. Latorella is our President and Chief Executive Officer and is Chairman of our Board of Directors.

      INCENTIVE LOAN

      On January 3, 2000, the Board of Directors approved, and we made, a term loan to Mr. Latorella for $275,000, which we refer to as Mr. Latorella's "Incentive Loan." This Incentive Loan was intended to provide a bonus to Mr. Latorella for services rendered in conjunction with the development and launch of our LocatePLUS(TM) product and to deter Mr. Latorella from terminating his employment with us. The loan was evidenced by a promissory note, pursuant to which interest on the loan is computed at an annual rate equal to the 90-day Treasury Bill Rate.

      Among other things, the promissory note provided that, if Mr. Latorella were still employed by us as of January 3, 2003, then the obligations and debt evidenced by the note would be immediately canceled, and we would be required to make a tax equalization payment to Mr. Latorella.

      As Mr. Latorella was employed by us on January 3, 2003, this loan has been forgiven in accordance with its terms, and we anticipate that, in accordance with the loan's terms, we will make a tax equalization payment to Mr. Latorella in 2004 in the amount of approximately $147,000.

      TEMPORARY SALARY WAIVER

      Mr. Latorella elected to reduce his annual salary to $50,000 in September 2000. On June 17, 2002, the Board of Directors voted to return Mr. Latorella's salary prospectively to its pre-reduction level of $150,000 per annum. However, Mr. Latorella decided to forego the increase and as such his salary was not restored to the pre-reduced level in 2002. Mr. Latorella's salary was increased to $150,000 per annum in October 2003.

      INCENTIVE STOCK OPTION

      Mr. Latorella was granted a fully vested incentive stock option to purchase 190,000 shares of Class A Voting Common Stock on November 16, 1999, with an exercise price of $0.22 per share in consideration for services rendered. This option expires on November 16, 2004.

      During 2003, Mr. Latorella was granted fully vested incentive stock options to purchase 4,250,000 and 5,000,000 shares of Class A Voting Common Stock and 100,000 shares of Class B Non-Voting Common Stock with exercise prices of $0.25, $1.00, and $0.20 per share, respectively.

      USE OF COMPANY CARS

      Mr. Latorella and his family are allowed use of two company cars, the value of which is approximately $1,100 per month to Mr. Latorella.

ROBERT A. GODDARD

      Mr. Goddard was formerly our Chief Financial Officer. Mr. Goddard ceased his employment with us on March 31, 2003.

      INCENTIVE LOAN

      On January 3, 2000, the Board of Directors approved, and we made, a term loan to Mr. Goddard for $125,000, which we refer to as Mr. Goddard's "Incentive Loan." This Incentive Loan was intended to provide a bonus to Mr.

Goddard for services rendered in conjunction with the development and launch of the LocatePLUS(TM) product and to deter Mr. Goddard from terminating his employment with us.

      As Mr. Goddard was employed by us on January 3, 2003, this loan has been forgiven in accordance with its terms, and we anticipate that, in accordance with the loan's terms, we will make a tax equalization payment in 2004 to Mr. Goddard in the amount of approximately $67,012.

      STOCK OPTION

      Mr. Goddard was issued an option to purchase 1,000,000 shares of Class A Voting Common Stock on November 16, 1999, with an exercise price of $0.20 per share in conjunction with our retention of him. This option was fully vested, and it expires on November 16, 2009. In connection with a severance agreement that we entered into with Mr. Goddard, that option has been cancelled, and we issued to him, in lieu of that option, a ten year non-qualified stock option to purchase 250,000 shares of our Class A Voting Common Stock with an exercise price of $0.15 per share.

JAMES C. FIELDS

Mr. Fields is our Acting Chief Financial Officer.

      STOCK OPTION

      On June 1, 2001, Mr. Fields was issued an incentive stock option to purchase 500,000 shares of our Class A Voting Common Stock with an exercise price of $0.20 per share. On March 31, 2003, was issued an incentive stock option to purchase 500,000 shares of our Class A Voting Common Stock with an exercise price of $0.15 per share. On December 18, 2003, Mr. Fields was issued incentive stock options to purchase 500,000 shares of our Class A Voting Common Stock with an exercise price of $0.25 per share.

THOMAS GARLOCK

      Mr. Garlock is a member of our Board of Directors.

      EQUITY COMPENSATION FOR SERVICES RENDERED

      Mr. Garlock was issued options under our 1999 Stock Option Plan to purchase an aggregate of 1,034,720 shares of our Class A Voting Common Stock (with an average exercise price of $0.31), of which options to purchase 836,112 were granted in November 1999, options to purchase 38,067 were granted in June 2001, and options to purchase 160,541 were granted in 2002, in consideration for his strategic advisory and shareholder relations services.

      In consideration service as a member of our Board of Directors and for strategic advisory and shareholder relations services rendered for us, we also issued warrants to Mr. Garlock to purchase 386,670 shares of our Class B Non-voting Common Stock to Mr. Garlock, of which warrants to purchase 324,581 were granted in December 2001, and warrants to purchase 62,089 were granted in February 2002. These ten-year warrants have an exercise price of $0.15 per share.

      NON-EMPLOYEE DIRECTORS STOCK OPTION AND COMPENSATION POLICY

      On February 1, 2002, Mr. Garlock was issued an option to purchase 35,000 shares of our Class B Non-voting Common Stock with an exercise price of $0.15 per share pursuant to our Non-employee Directors Stock Option Policy. On March 28, 2003, Mr. Garlock was issued an additional option to purchase 35,000 shares of our Class B Non-voting Common Stock with an exercise price of $0.15 per share pursuant to our Non-employee Directors Stock Option Policy. On November 3, 2003, Mr. Garlock was issued an option to purchase 100,000 shares of our Class B Non-voting Common Stock with an exercise price of $0.20 per share and paid was $10,000 pursuant to our Non-employee Directors Stock Option and Compensation Policy.

JOHN HOULIHAN

      Mr. Houlihan is a member of our Board of Directors.

      DEBT FINANCING OF LOCATEPLUS HOLDINGS CORPORATION

      On March 7, 2001, we borrowed $15,000 from Mr. Houlihan pursuant to a promissory note providing for an interest rate of 12% per annum. The interest on this loan was paid on April 26, 2001. On that date, the principal on this loan was exchanged for 150,000 shares of Class B Non-voting Common Stock.

      In conjunction with this note, we also issued to Mr. Houlihan a warrant to purchase 75,000 shares of our Class A Voting Common Stock with an exercise price of $0.20 per share.

      NON-EMPLOYEE DIRECTORS STOCK OPTION POLICY

      On February 1, 2002, Mr. Houlihan was issued an option to purchase 35,000 shares of our Class B Non-voting Common Stock for $0.15 per share pursuant to our Non-employee Directors Stock Option Policy. On March 28, 2003, Mr. Houlihan was issued an additional option to purchase 35,000 shares of our Class B Non-voting Common Stock for $0.15 per share pursuant to our Non-employee Directors Stock Option Policy. On November 3, 2003, Mr. Houlihan was issued an option to purchase 100,000 shares of our Class B Non-voting Common Stock with an exercise price of $0.20 per share and was paid $10,000 pursuant to our Non-employee Directors Stock Option and Compensation Policy.

GERARD SCALLEY

      Mr. Scalley is a member of our Board of Directors.

      NON-EMPLOYEE DIRECTORS STOCK OPTION AND COMPENSATION POLICY

      On August 27, 2002, Mr. Scalley was issued a warrant to purchase 35,000 shares of our Class B Non-voting Common Stock for $0.22 per share pursuant to our Non-employee Directors Stock Option Policy. On November 3, 2003, Mr. Scalley was issued an option to purchase 100,000 shares of our Class B Non-voting Common Stock with an exercise price of $0.20 per share and was paid $10,000 pursuant to our Non-employee Directors Stock Option and Compensation Policy.

ROBERT KITE

      Mr. Kite is member of our Board of Directors.

      DEBT FINANCING OF LOCATEPLUS HOLDINGS CORPORATION

      On March 7, 2001, we borrowed $250,000 from Mr. Kite pursuant to a promissory note providing for an interest rate of 10% per annum payable monthly. This loan, plus accrued interest, was repaid in January 2004. In conjunction with the issuance of that note, we also issued to Mr. Kite a warrant to purchase shares of our Class B Non-voting Common Stock. This warrant currently permits Mr. Kite to purchase 250,000 shares of the Company's Class B Non-Voting Common Stock with an exercise price of $0.22 per share.

      NON-EMPLOYEE DIRECTORS STOCK OPTION AND COMPENSATION POLICY

      On March 31, 2003, Mr. Kite was issued a warrant to purchase 35,000 shares of our Class B Non-voting Common Stock for $0.15 per share pursuant to our Non-employee Directors Stock Option Policy. On November 3, 2003, Mr. Kite was issued an option to purchase 100,000 shares of our Class B Non-voting Common Stock for $0.20 per share and was paid $10,000 pursuant to our Non-employee Directors Stock Option and Compensation Policy.

THOMAS MURPHY

      Mr. Murphy is a member of our Board of Directors.

      BROKERAGE FEES PAID TO OFTRING & COMPANY, INC.

      Mr. Murphy was formerly the Vice President at Oftring & Company, Inc., the underwriter of our initial public offering. In connection with certain private offerings prior to our initial public offering, we issued to him a five year warrant to purchase 300,000 shares of our Class B Non-voting Common Stock with an exercise price of $0.30 per share. Oftring was paid $166,000 in fees by us during 2002 for services as a placement agent in connection with the initial public offering.

      NON-EMPLOYEE DIRECTORS STOCK OPTION AND COMPENSATION POLICY

      On March 28, 2003, Mr. Murphy was issued a warrant to purchase 35,000 shares of our Class B Non-voting Common Stock with an exercise price of $0.15 per share pursuant to our Non-employee Directors Stock Option Policy. On November 3, 2003, Mr. Murphy was issued an option to purchase 100,000 shares of our Class B Non-voting Common Stock with an exercise price of $0.20 per share and was paid $10,000 pursuant to our Non-employee Directors Stock Option and Compensation Policy.

DR. RICHARD B. YULES

      Dr. Yules is a former member of our Board of Directors. Dr. Yules resigned from our Board of Directors on March 12, 2003.

      NON-EMPLOYEE DIRECTORS STOCK OPTION POLICY

      On August 27, 2002, Dr. Yules was issued a warrant to purchase 35,000 shares of our Class B Non-voting Common Stock for $0.22 per share pursuant to our Non-employee Directors Stock Option Policy.

GREGORY LINDAE

      Mr. Gregory Lindae was a member of our Board of Directors until he resigned on April 12, 2001. Mr. Lindae and his wholly-owned corporation, Castlerock Ventures, provided a variety of public relations and investment banking services for us, and worked with our sales force in connection with the launch of our LocatePLUS(TM) product in California.

      PAYMENTS FOR SERVICES RENDERED

      On January 31, 2002, we issued a ten-year warrant to Mr. Lindae to purchase 1,177,680 shares of our Class B Non-voting Common Stock with an exercise price of $0.15 per share in consideration for strategic advisory, investment banking and public relations services rendered by him.

                                      * * *

                             PRINCIPAL STOCKHOLDERS

      As of April 30, 2004, we had 85,387,112 shares of Class A Voting Common Stock and 72,898,596 shares of Class B Non-voting Common Stock issued and outstanding. The table on the following page sets forth certain information known to us with respect to the beneficial ownership of our Class A Voting Common Stock and Class B Non-voting Common Stock on April 30, 2004, by:


     o    each of our directors;

     o    each of our executive officers;

     o each person known to us to beneficially own more than 5% of either class of our common stock; and

     o    all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

      In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock underlying options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after the effective date of the offering are deemed outstanding, while such shares are not deemed outstanding for computing percentage ownership of any other person.

      For the purpose of this table, "Class A Stock" refers to our Class A Voting Common Stock and "Class B Stock" refers to our Class B Non-voting Common Stock.

      To our knowledge, except as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. Each of our directors and executive officers can be contacted at 100 Cummings Center, Suite 235M, Beverly, Massachusetts 01915.

             OWNERSHIP OF LOCATEPLUS HOLDINGS CORPORATION SECURITIES

                                CLASS A VOTING COMMON STOCK             CLASS B NON-VOTING COMMON STOCK
                                ---------------------------             -------------------------------

                             NUMBER OF SHARES        PERCENTAGE OF   NUMBER OF SHARES         PERCENTAGE OF
BENEFICIAL OWNER            BENEFICIALLY OWNED            SHARES     BENEFICIALLY OWNED           SHARES
----------------            ------------------            ------     ------------------           ------
DIRECTORS

   JON R. LATORELLA            36,940,500(1)              43.2%          125,000(2)                  *

   SONIA P. BEJJANI             2,750,000(3)               3.5%          125,380(4)                  *

   THOMAS GARLOCK               1,577,838(5)               2.0%          582,560(6)                  *

   JOHN P. HOULIHAN              530,000(7)                 *          2,519,750(8)                3.4%

   ROBERT KITE                    333,333                   *            743,083(9)                  *

   GERARD SCALLEY                    -                      *            155,610(10)                 *

   THOMAS MURPHY                   75,000                   *            457,500(11)                 *

OFFICERS

   JAMES C. FIELDS             1,125,000(12)               1.5%               -                      *

All directors and
executive officers
as a group (8 persons)        43,331,671(13)              47.7%        4,708,883 (14)              6.3%

---------------------------
*     Less than one percent of outstanding shares.

(1) Includes 9,440,000 shares issuable upon exercise of a fully vested stock options, with a weighted average exercise price of $0.64 per share.

(2) Includes 100,000 shares issuable upon exercise of a fully vested stock options, with an average exercise price of $0.20 per share.

(3) Consists of fully vested options to purchase 2,750,000 shares with a weighted average exercise price of $0.20 per share.

(4) Includes 100,000 shares issuable upon exercise of a fully vested stock options, with an average exercise price of $0.20 per share.

(5) Includes (i) 543,118 shares held by the Kenai River Trust, over which Mr. Garlock has voting and dispositional authority; and (ii) includes 1,034,720 shares issuable upon exercise of fully vested stock options, with a weighted average exercise price of $0.20 per share.

(6) Consists of (i) 386,670 shares issuable upon exercise of immediately exercisable warrants with an exercise price of $0.15 per share, and (ii) options to purchase 170,000 shares, with a weighted average exercise price of $0.18 per share pursuant to a warrant granted on under our Non-employee Directors Stock Option Policy.

(7) Includes 75,000 shares held by the Houlihan Trust, over which Mr. Houlihan has voting and dispositional authority. Also includes 75,000 shares of issuable upon exercise of certain immediately exercisable warrants, with an exercise price of $0.20 per share.

(8) Includes (i) 425,000 shares held by the Houlihan Trust, over which Mr. Houlihan has voting and dispositional authority; (ii) 66,667 shares held by Failte Investments, over which Mr. Houlihan has voting and dispositional authority; and (iii) warrants to purchase 170,000 shares, with a weighted average exercise price of $0.18 per share granted under our Non-employee Directors Stock Option Policy.

(9) Includes fully vested and immediately exercisable warrants to purchase 250,000 shares, with an exercise price of $0.22 per share issued in December 2002 and options to purchase 135,000 shares with a weighted average exercise price of $0.19 per share pursuant to a warrant and option granted on under our Non-employee Directors Stock Option Policy.

(10) Includes 135,000 shares issuable upon the exercise of warrants, with a weighted average exercise price of $0.21 per share pursuant to a warrant and option granted on under our Non-employee Directors Stock Option Policy.

(11) Includes 135,000 shares issuable upon the exercise of warrants, with a weighted average exercise price of $0.21 per share pursuant to a warrant and option granted on under our Non-employee Directors Stock Option Policy.

(12) Includes the vested portion of stock incentive stock options to purchase up to 1,750,000 shares with a weighted average exercise price of $0.21 per share.

(13) Includes 14,833,053 shares issuable upon the exercise of convertible securities.

(14)  Includes 708,883 shares issuable upon the exercise of warrants.



                                      * * *

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital of LocatePLUS Holdings Corporation consists of:

     o    150,000,000 shares of Class A Voting Common Stock; and

     o    250,000,000 shares of Class B Non-voting Common Stock.

The following description of our capital stock does not purport to be complete and is governed by and qualified by our Second Amended and Restated Certificate of Incorporation (which we refer to as our "Charter") and By-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

      As of April 30, 2004, there were 85,387,112 shares of Class A Voting Common Stock and 72,898,596 shares of Class B Non-Voting Common Stock issued and outstanding.

      The holders of both classes of our common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of both classes of our common stock are entitled to share ratably in all assets remaining after payment of liabilities. Neither class of our common stock has any preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to either class of our common stock.

      CLASS A VOTING COMMON STOCK

      Shares of Class A Voting Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. Holders of Class A Voting Common Stock do not have cumulative voting rights.

      CLASS B NON-VOTING COMMON STOCK

      Shares of Class B Non-voting Common Stock have no voting rights, but are otherwise identical to shares of Class A Voting Common Stock.

CLASS A REDEEMABLE WARRANTS (ALSO KNOWN AS "PUBLIC WARRANTS")

      GENERAL

      Each Class A Redeemable Warrant entitles the holder to purchase one share of our Class A Voting Common Stock for $0.50 per share. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the Class A Redeemable Warrant certificate and as summarized below. Subject to certain limitations which are described below, our Class A Redeemable Warrants may be exercised at any time until October 12, 2005, which is their expiration date. Those of our Class A Redeemable Warrants which have not previously been exercised will expire on October 12, 2005 at the close of business (5:00 p.m. Boston time). A Class A Redeemable Warrant holder will not be deemed to be a holder of the underlying shares of our Class A Voting Common Stock for any purpose until the Class A Redeemable Warrant has been properly exercised.

      EXERCISE

      A Class A Redeemable Warrant holder may exercise our Class A Redeemable Warrants only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the shares of Class A Voting Common Stock underlying our Class A Redeemable Warrants are qualified or registered for sale under the securities laws of the state in which the holder resides (or an exemption from registration is available). We will use commercially reasonable efforts to maintain the registration of the Class A Voting Common Stock underlying the warrants until October 12, 2005, and to qualify for sale the shares of Class A Voting Common Stock in each U.S. jurisdiction in which our Class A Redeemable Warrant holders reside, although we can give no guarantee that such registration will be permitted under applicable state law.

      Our Class A Redeemable Warrants may be exercised by delivering to our Transfer Agent the applicable Public Warrant certificate on or prior to the expiration date, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class A Redeemable Warrants being exercised plus payment of any taxes required by the holder's jurisdiction. Fractional shares of Class A Voting Common Stock will not be issued upon exercise of our Class A Redeemable Warrants.

      ADJUSTMENTS OF EXERCISE PRICE

      If we effect any stock split or stock combination with respect to our Class A Voting Common Stock, the exercise price in effect immediately prior to such stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a Class A Redeemable Warrant.

      REDEMPTION

      We may repurchase the Class A Redeemable Warrants for $0.001 per warrant upon 30 days' notice to the holders of the Class A Redeemable Warrants in the event that the closing bid on the Over-the-Counter Bulletin Board for our Class A Voting Common Stock is at or above $1.25 per share for five consecutive days.

RESTRICTED WARRANTS

      As of April 30, 2004, we had issued restricted warrants to purchase an aggregate of 2,705,989 shares of our Class A Voting Common Stock, for which the weighted average exercise price of these warrants is $0.20 per share. As of December 31, 2003, we also had issued restricted warrants to purchase an aggregate of 10,283,249 shares of our Class B Non-voting Common Stock, for which the weighted average exercise price of these warrants is $0.14 per share. These restricted warrants include "net issuance" provisions, permitting a holder to exchange a portion of the warrants for shares of the underlying security in lieu of payment of a cash exercise price.

CONVERTIBLE NOTE

      In consideration for a $10,000 loan made to us on March 9, 2001, we issued a convertible promissory note. This convertible promissory note bears interest at the rate of 12% per annum. This note is convertible into 44,444 shares of our Class A Voting Common Stock at the election of the holder. The note originally matured on September 9, 2001. On July 22, 2002, the holder of the note agreed with us to convert the note into a demand note providing for quarterly payments of interest on the note until the principal of the note is repaid or converted.

LIMITATIONS ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

      Our Charter provides that members of our Board of Directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

     o for any breach of the director's duty of loyalty to the corporation or its stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under Section 174 of the General Corporation Law of the State of Delaware (relating to distributions by insolvent corporations); or

     o for any transaction from which the director derived an improper personal benefit.

      Our Charter also provides that if the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of members of our Board of Directors will be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

      Our Charter and By-laws also provide that we may indemnify our directors and officers to the fullest extent permitted by Delaware law. A right of indemnification shall continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by our Charter and By-laws will not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our Charter, By-laws, by any agreement, by vote of our stockholders, by resolution of our directors, by provision of law or otherwise.

      We have also secured directors' and officers' liability insurance on behalf of our directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Charter and By-laws, Delaware law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court's determination.

                         SHARES ELIGIBLE FOR FUTURE SALE

      The following table outlines our capital stock as of April 30, 2004:

      Shares of Class A Voting Common Stock
         outstanding................................ ...........85,387,112(1)
      Shares of Class B Non-voting Common Stock
         outstanding............................................72,898,596(2)
      Total shares of both classes of Common Stock
         outstanding...........................................158,285,708(1)(2)


      --------------

      (1)   Assuming no exercise or conversion of:

     o warrants to purchase 14,705,989 shares of Class A Voting Common Stock outstanding as of April 30, 2004;
     o options to purchase up to 12,213,916 shares of Class A Voting Common Stock pursuant to our 1999 Incentive and Non-qualified Stock Option Plan;
     o a put option which permits us to sell up to $1,911,400 in shares of Class A Voting Common Stock as of April 30, 2004;
     o options to purchase up to 25,000,000 shares of Class A Voting Common Stock pursuant to our 2003 Stock Plan; or
     o debt convertible into 44,444 shares of Class A Voting Common Stock at the election of one debtholder.

      (2)   Assuming no exercise or conversion of:

     o warrants and options to purchase up to 9,872,139 shares of Class B Non-voting Common Stock outstanding as of April 30, 2004; or
     o options to purchase up to 25,000,000 shares of Class B Non-Voting Common Stock pursuant to our 2003 Stock Plan.

      As of April 30, 2004, our affiliates held 28,498,618 shares of our Class A Voting Common Stock and 2,827,213 shares of our Class B Non-voting Common Stock. In general, under Rule 144, as currently in effect, after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who is deemed to be our affiliate, will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     o 1% of the number of shares of such class of common stock then outstanding, which will equal approximately 760,766 shares (in the case of Class A Voting Common Stock) and 728,985 shares (in the case of our Class B Non-voting Common Stock); or

     o the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144(k), however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the company will be free to sell "restricted securities" (E.G., shares issued in a private placement) which have been held for at least two years without regard to the limitations described above.

                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our securities is Transfer Online, Inc. Transfer Online's address is 227 SW Pine Street, Suite 300, Portland, Oregon 97204.

                                  LEGAL MATTERS

      The validity of the securities offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart LLP.

                                     EXPERTS

      The financial statements as of December 31, 2002 and 2003 and for each of the years in the period ended December 31, 2002 and 2003 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of Carlin, Charron, & Rosen, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

      We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of Common Stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.

      Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

      The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is WWW.SEC.GOV.


                                      * * *

                         LOCATEPLUS HOLDINGS CORPORATION

                          INDEX TO FINANCIAL STATEMENTS



                                                                           Page
                                                                           ----
Report of Independent Accountants                                          SF-1

Consolidated Balance Sheet as of December 31, 2003                         SF-2

Consolidated Statements of Operations for the years ended December 31,
  2002 and 2003                                                            SF-3

Consolidated Statements of Stockholders' Equity (Deficit) for the years
  ended December 31, 2002 and 2003                                         SF-4

Consolidated Statements of Cash Flows for the years ended December 31,
  2002 and 2003                                                            SF-5

Notes to Consolidated Financial Statements                                 SF-6

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of LocatePLUS Holdings Corporation:
Beverly, Massachusetts


We have audited the accompanying consolidated balance sheet of LocatePLUS Holdings Corporation as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LocatePLUS Holdings Corporation as of December 31, 2003, and the results of its consolidated operations and its consolidated cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in the financial statements, the Company has an accumulated deficit at December 31, 2003 and has suffered substantial net losses in each of the last two years, which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are disclosed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



CARLIN, CHARRON & ROSEN LLP
Worcester, Massachusetts


March 18, 2004

                         LOCATEPLUS HOLDINGS CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003

ASSETS
Current assets:
  Cash and cash equivalents                                                    $  1,522,922
  Accounts receivable, trade - net                                                  568,811
  Prepaid expenses and other current assets                                         972,256
  Related party notes receivable                                                     37,500
  Notes receivable                                                                  901,728
                                                                               ------------

      Total current assets                                                        4,003,217

Property and equipment, net                                                       2,475,080
Other assets                                                                        735,869
                                                                               ------------

      Total assets                                                             $  7,214,166
                                                                               ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable                                                                $  1,671,819
  Accounts payable                                                                1,222,801
  Accrued expenses                                                                  458,452
  Deferred revenue                                                                  100,347
  Current portion of capital lease obligation                                       934,594
  Note payable - related party                                                      250,000
  Convertible notes payable                                                          10,000
                                                                               ------------

      Total current liabilities                                                   4,648,013

Capital lease obligation, net of current portion                                    336,158
Notes payable                                                                       225,509
                                                                               ------------
                                                                               ------------

      Total liabilities                                                           5,209,680
                                                                               ------------

Commitments and contingencies                                                          --

Stockholders' equity:
  Class A common stock, $0.01 par value; 150,000,000 shares authorized;
     76,076,691 shares issued and outstanding at December 31, 2003                  760,767
  Class B common stock, $0.01 par value, 250,000,000 shares authorized;
     72,898,596 shares issued and outstanding at December 31, 2003                  728,986
  Additional paid-in capital                                                     20,967,472
  Warrants                                                                        2,237,448
  Accumulated deficit                                                           (22,690,187)
                                                                               ------------

      Total stockholders' equity                                                  2,004,486
                                                                               ------------

      Total liabilities and stockholders' equity                               $  7,214,166
                                                                               ============

See Independent Auditors' Report and Notes to Consolidated Financial Statements.

                           LOCATEPLUS HOLDINGS COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            FOR THE YEARS ENDED
                                                                                 DECEMBER 31,
                                                                         2003                  2002
                                                                     -------------         -------------
Revenues
   Information sales - CD Rom                                        $     478,278         $     345,003
   Information sales - online                                            2,543,581             1,471,188
   Information sales - channel                                             263,834                32,284
   Information sales - wireless                                              7,417                 1,980
   Engineering services                                                    105,667                53,333
                                                                     -------------         -------------

   Total revenues                                                        3,398,777             1,903,788
                                                                     -------------         -------------

Costs and expenses:
   Costs of revenues
      CD Rom                                                                91,775                90,397
      Online and channel                                                 2,606,875             1,217,809
      Wireless                                                               2,749                 1,100
      Engineering                                                           26,025                 9,297
   Selling and marketing                                                 1,049,381             1,001,529
   General and administrative                                            3,804,200             3,257,546
                                                                     -------------         -------------

      Total operating expenses                                           7,581,005             5,577,678
                                                                     -------------         -------------

Operating loss                                                          (4,182,228)           (3,673,890)

Other income (expense):
   Interest income                                                         137,253                53,835
   Interest expense                                                       (686,315)             (397,674)
   Other income                                                             40,605                21,122
   Write-off accrued license fees                                          283,500                  --
                                                                     -------------         -------------

Net loss                                                             $  (4,407,185)        $  (3,996,607)
                                                                     =============         =============

Basic and diluted net loss per share                                 $       (0.03)        $       (0.04)

Shares used in computing basic and diluted net loss per share          130,299,353           111,798,301

See Independent Auditors' Report and Notes to Consolidated Financial Statements.

                         LOCATEPLUS HOLDINGS CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                CLASS A                        CLASS B              ADDITIONAL
                                                              COMMON STOCK                   COMMON STOCK             PAID-IN
                                                         SHARES         AMOUNT           SHARES         AMOUNT        CAPITAL
                                                       ----------    ------------      ----------    ------------   ------------
Balance at December 31, 2001                           53,108,580    $    531,086      48,527,054    $    485,270   $ 14,213,637

Issuance of common stock at $0.15 per share,
  net of issuance costs of $28,478                                                      8,113,672          81,137      1,107,436

Issuance of warrants to purchase common stock in exchange for services

Payment of stock subscription receivable

Issuance of Units at $0.30 per unit net of
  $590,662 issuance cost                                                               12,000,000         120,000      1,929,338


Exchange of convertible notes payable plus accrued
  interest at $0.22 per share                           1,681,712          16,817                         386,794


Exercise of detachable warrants                            60,000             600                           8,040


Beneficial conversion feature on convertible debt                                                         104,503

Issuance of detachable warrants to purchase common stock in conjunction with debt and lease financing

Net loss for the year ended December 31, 2002
                                                       ----------    ------------      ----------    ------------   ------------
Balance at December 31, 2002                           54,850,292    $    548,503      68,640,726    $    686,407   $ 17,749,748

Payment of stock subscription receivable

Issuance of detachable warrants to purchase common stock in conjunction with debt and lease financing

Issuance of common stock in exchange for services       3,547,519          35,475       1,262,500          12,625        551,900

Issuance of units at $0.16 per unit                     2,477,250          24,773                                        257,695

Issuance of common stock in exchange for services                                         125,000           1,250         12,500

Issuance of detachable warrants to purchase common stock in exchange for service

Issuance of options to purchase common stock as
  part of severance agreement                                                                                             17,870

Exercise of options @ $0.20                             1,414,450          14,145                                        268,746

Net Issuance options exercised                          2,170,909          21,709                                        (21,709)

Issuance of units at $0.16 per unit                                                       370,370           3,704         55,227

Issuance of shares throughout the year                  8,907,634          89,076                                      1,189,013

Issuance of shares in accordance with put option        2,708,637          27,086                                        623,982

Issuance of common stock for investment in subsidiary                                   2,500,000          25,000        262,500

Net loss for the year ended December 31, 2003
                                                       ----------    ------------      ----------    ------------   ------------
Balance at December 31, 2003                           76,076,691    $    760,767      72,898,596    $    728,986   $ 20,967,472
                                                       ==========    ============      ==========    ============   ============

                                                                                                                    TOTAL
                                                                            COMMON STOCK                        STOCKHOLDERS'
                                                                            SUBSCRIPTIONS      ACCUMULATED         EQUITY
                                                              WARRANTS        RECEIVABLE          DEFICIT         (DEFICIT)
                                                            ------------     ------------      ------------      ------------
Balance at December 31, 2001                                $    547,994     $     (4,500)      (14,286,395)        1,487,092

Issuance of common stock at $0.15 per share,
  net of issuance costs of $28,478                                                                                  1,188,573

Issuance of warrants to purchase common stock
  in exchange for services                                       236,177                                              236,177

Payment of stock subscription receivable                                            4,500                               4,500

Issuance of Units at $0.30 per unit net of
  $590,662 issuance cost                                         960,000         (174,908)                          2,834,430


Exchange of convertible notes payable plus accrued
  interest at $0.22 per share                                                                                         403,611


Exercise of detachable warrants                                                                                         8,640


Beneficial conversion feature on convertible debt                                                                     104,503

Issuance of detachable warrants to purchase common
  stock in conjunction with debt and lease financing              80,662                                               80,662

Net loss for the year ended December 31, 2002                                                    (3,996,607)       (3,996,607)
                                                            ------------     ------------      ------------      ------------
Balance at December 31, 2002                                $  1,824,833     $   (174,908)     $(18,283,002)     $  2,351,581

Payment of stock subscription receivable                                          174,908                             174,908

Issuance of detachable warrants to purchase common
  stock in conjunction with debt and lease financing             208,481                                              208,481

Issuance of common stock in exchange for services                                                                     600,000

Issuance of units at $0.16 per unit                              113,892                                              396,360

Issuance of common stock in exchange for services                                                                      13,750

Issuance of detachable warrants to purchase common
  stock in exchange for service                                   49,173                                               49,173

Issuance of options to purchase common stock as
  part of severance agreement                                                                                          17,870

Exercise of options @ $0.20                                                                                           282,891

Net Issuance options exercised                                                                                           --

Issuance of units at $0.16 per unit                               41,069                                              100,000

Issuance of shares throughout the year                              --                                              1,278,089

Issuance of shares in accordance with put option                    --                                                651,068

Issuance of common stock for investment in subsidiary                                                                 287,500

Net loss for the year ended December 31, 2003                                                    (4,407,185)       (4,407,185)
                                                            ------------     ------------      ------------      ------------
Balance at December 31, 2003                                $  2,237,448     $       --        $(22,690,187)     $  2,004,486
                                                            ============     ============      ============      ============

See Independent Auditors' Report and Notes to Consolidated Financial Statements.

                         LOCATEPLUS HOLDINGS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                      FOR THE YEARS ENDED
                                                                                                          DECEMBER 31,
                                                                                                    2003                 2002
                                                                                                ------------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                                                                  ($ 4,407,185)        ($ 3,996,607)
      Adjustments to reconcile net loss to net cash used in
        operating activities:
        Depreciation and amortization of property and equipment                                      571,527              475,542
        Provision for doubtful accounts                                                              150,603               32,180
        Interest expense related to warrants issued with debt                                        327,420                4,020
        Interest expense related to beneficial conversion feature                                       --                104,503
        Interest expense recorded on mandatorially convertible debt                                     --                 40,773
        Amortization of notes receivable from related parties                                          9,722              133,334
        Amortization of intangible assets                                                             28,512                 --
        W rite down of accrued license fees                                                          283,500                 --
        Expense recorded for fair value of stock, options, and warrants issued for services          261,309              238,603
        Changes in assets and liabilities:
            Accounts receivable                                                                     (449,848)            (148,156)
            Prepaid expenses and other assets                                                         (5,006)            (154,432)
            Other assets                                                                            (113,772)              50,488
            Accounts payable                                                                        (292,170)             115,678
            Accrued expenses                                                                          24,510              101,550
            Deferred revenue                                                                         (24,112)            (145,545)
                                                                                                ------------         ------------

            Net cash used in operating activities                                                 (3,634,990)          (3,148,069)
                                                                                                ------------         ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Principal repayment of purchased note receivable                                               539,767            1,018,525
      Purchase of note receivable                                                                   (210,021)          (1,250,000)
      Purchases of property and equipment                                                            (74,568)            (150,636)
      Proceeds from sale of property and equipment                                                     1,500                 --
                                                                                                ------------         ------------

            Net cash provided by investing activities                                                256,678             (382,111)
                                                                                                ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Repayment of debt                                                                             (561,790)            (600,000)
      Proceeds from issuance of debt                                                               1,816,000            1,382,900
      Payments of obligations under capital lease                                                   (737,504)            (169,514)
      Proceeds from issuance of common stock and collection of stock

               subscriptions receivable, net of issuance costs                                     2,723,315                 --
      Deposit for Units                                                                                 --              3,662,143
                                                                                                ------------         ------------

            Net cash provided by financing activities                                              3,240,021            4,275,529
                                                                                                ------------         ------------

Net (decrease) increase in cash and cash equivalents                                                (138,291)             745,349

Cash and cash equivalents, beginning of period                                                     1,661,213              915,864
                                                                                                ------------         ------------

Cash and cash equivalents, end of period                                                           1,522,922            1,661,213
                                                                                                ============         ============

Supplemental disclosures of cash flows information:
Cash paid for interest                                                                          $    378,894         $    144,215

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property and equipment under capital leases                                      $  1,658,416         $    211,436
Exchange of convertible debt for common stock                                                           --                312,000
Relative fair value of detachable warrants issued in conjunction with convertible debt               327,420                4,020
Value ascribed to beneficial conversion features on convertible debt                                    --                104,503
Issuance of common stock for subscription receivable                                                    --                174,908
Fair value of warrants issued in conjunction with services                                           261,308              241,103

See Independent Auditors' Report and Notes to Consolidated Financial Statements.

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

                         LOCATEPLUS HOLDINGS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF BUSINESS AND BASIS OF PRESENTATION

      LocatePLUS Holdings Corporation (the "Company") was initially incorporated in Massachusetts in 1996 as Worldwide Information, Inc. In July 1999, the Company reincorporated in Delaware and changed its name to LocatePLUS.com, Inc. On August 1, 2001, the Company changed its name from LocatePLUS.com, Inc. to LocatePLUS Holdings Corporation as part of a corporate restructuring. Also, as part of the restructuring, the Company created two wholly-owned subsidiaries, LocatePLUS Corporation and Worldwide Information, Inc. The restructuring was completed by commonly-controlled entities and, accordingly, was accounted for based on historical cost. In September 2003, the Company, through its newly formed wholly owned subsidiary Certifion Corporation, acquired all of the assets of Project Entersect Corporation. The acquisition was accounted for as a purchase and is recorded with the Company's operations from the date of purchase through December 31, 2003. In October 2003, the Company merged Voice Power Technology into its newly formed wholly owned subsidiary Dataphant, Inc. There were no assets acquired in this acquisition and the Company issued 2,500,000 shares of its Class B Non-Voting common stock to the stock holders of Voice Power Technology in consideration for a two year non-competition agreement with these stock holders. All intercompany accounts and transactions have been eliminated in consolidation.

      The Company provides access to public information such as bankruptcies, real estate transactions, motor vehicles, and drivers' licenses to commercial, private sector and law enforcement entities in the United States. In 1999 and prior periods, this information was delivered to customers on compact disks. In March 2000, the Company began providing information through the Internet and in 2002 began providing information through the use of handheld wireless devices.

      LIQUIDITY AND OPERATIONS
      The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred substantial losses in each of the last two years, and has incurred an accumulated deficit of approximately $22.7 million through December 31, 2003. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. These financial statements don not include any adjustments that might result from the outcome of this uncertainty.

      The Company raised approximately $2,400,000 and $4,800,000 of equity during 2003 and 2002 respectively. The ultimate success of the Company is still dependent upon its ability to secure additional financing to meet its working capital and ongoing project development needs.

      During August 2003, the Company issued a put to one investor through an equity agreement, which provides that the Company, subject to certain limitations, has the right to sell, at its discretion, up to $5 million in shares of the Company's Class A Voting Common Stock to the investor at a purchase price equal to 95% of the lowest closing bid price for the Company's Class A Voting Common Stock during a ten-day pricing period. The number of shares that the Company may sell to that investor is limited by the trading volume of the Company's Class A Voting Common Stock and certain customary closing conditions. The Company sold 2,708,637 shares for a total $651,068 in net proceeds from the investor through December 31, 2003. The remaining amount available under the put at December 31, 2003 was $4,348,932. Subsequent to

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

      year end, the Company has issued an additional 5,206,790 shares of the Company's Class A Voting common stock to this investor, resulting in net proceeds to the Company of approximately $2,100,000.

      Management believes the Company's current sources of liquidity, funding, and customer demand are adequate to sustain its current level of operations through the end of 2004. Management's plans include increasing sales, expanding infrastructure, and hiring additional staff. To accomplish this will require additional financing. Management plans to explore both debt and equity options, which the board of directors is willing to pursue.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      CASH EQUIVALENTS
      The Company considers all money market funds, bank certificates of deposit, and short term investments with original maturities of three months or less at the date of purchase to be cash equivalents.

      CONCENTRATION OF CREDIT RISK
      Financial instruments that subject the Company to credit risk consist of cash and cash equivalents, accounts receivable and notes receivable. The risk with respect to cash and cash equivalents is minimized by the Company's policies in which such investments are placed only with highly rated financial institutions and in instruments with relatively short maturities. The financial stability of these financial institutions is constantly reviewed by senior management. The notes receivable are placed with unrelated companies that are also reviewed by management. Consequently, the carrying value of cash and cash equivalents, and notes receivable approximates their fair value based on the short-term maturities of these instruments. The risk with respect to accounts receivable is minimized by the large number of customers comprising the Company's customer base, none of which are individually significant, and by their dispersion across many geographical regions. The Company generally does not require collateral, but evaluations of customers' credit and financial condition are performed periodically.

      PROPERTY AND EQUIPMENT
      Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method at rates sufficient to write off the cost of the assets over their estimated useful lives.

      INTANGIBLE ASSETS
      Costs of acquiring businesses, such as customer lists and non-compete agreements, are being amortized on a straight-line basis over 2-3 years, while deferred financing costs are being amortized over the term of the related debt.

      INCOME TAXES
      The Company accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The majority of the Company's deferred tax asset has been established for the expected future benefit of net operating tax loss and credit carryforwards. A valuation reserve against net deferred tax assets is required if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

      REVENUE RECOGNITION
      The Company provides access to public information such as bankruptcies, real estate transactions and motor vehicles and drivers' licenses. The Company provides this information as an online service through its website, wirelessly to handheld wireless devices, via XML over the Internet to Channel Partners, or through licenses of the information on compact disks.


      The Company updates the information contained in compact disks (CDRoms) either quarterly or semi-annually. Revenue is recognized upon delivery to the customer of a compact disk, provided that no significant obligations remain, evidence of the arrangement exists, the fees are fixed or determinable, and collectibility is reasonably assured. In October 2002, the Company changed its method of selling compact disks. Prior to October, compact disks were sold with an upfront purchase of an annual supply of compact disks, with the purchase price allocated equally based on the number of compact disks to which the customer was entitled. Deferred revenue principally related to undelivered compact disks. Subsequent to October 2002, compact disks are sold individually. Customers may choose to have the disks automatically shipped and billed.


      Online customers are charged fees which vary based on the type of information requested. Revenue is recognized when the information requested is downloaded, there is evidence of an arrangement, the fees are fixed or determinable, and collectibility is reasonably assured.

      Wireless customers using LocatePlus Anywhere are charged a monthly subscription fee billed in arrears. Revenue is recognized on a monthly basis when there is evidence of an arrangement, the fees are fixed or determinable, and collectibility is reasonably assured.

      Channel partners are charged royalty fees, which vary based on the type of information requested. Revenue is recognized when the information requested is downloaded, there is evidence of an arrangement, the fees are fixed or determinable, and collectibility is reasonably assured.


      Engineering services in 2003 and 2002 relate to integration services provided to a third party database provider with whom the Company has an arrangement whereby the Company provides the third party access to the Company's database. Revenue is recognized over the term of the contract when there is evidence of an arrangement, the fees are fixed or determinable, and collectibility is reasonably assured.


      COSTS OF REVENUES AND SOFTWARE DEVELOPMENT COSTS
      Costs of revenues relating to CD Rom sales consist primarily of costs for data acquisition, materials and costs associated with compilation of compact disks, such as labor. Costs of revenues relating to online sales consist primarily of costs for license agreements related to data acquisition, software development and maintenance costs and costs associated with delivery of such services that include labor and depreciation.

      Software development costs are generally charged to operations as incurred, as they relate to ongoing maintenance of data and the Company's website. The Company evaluates certain software development costs for capitalization in accordance with the American Institute of Certified Public Accountants Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Costs incurred relating to the Company's own personnel and outside consultants who are directly associated with software developed for internal use may be capitalized. Costs eligible for capitalization under SOP 98-1 have been immaterial to date.

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements


      STOCK COMPENSATION PLANS
      The Company applies the disclosure only provisions of the Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition Disclosure" (SFAS 148") for employee stock option awards. Had compensation cost for the Company's stock option plan been determined in accordance with the fair value-based method prescribed under SFAS 123, the Company's net loss and basic and diluted net loss per share would have approximated the pro forma amounts indicated below.

                                                                  YEAR ENDED DECEMBER 31
                                                              -----------------------------
                                                                  2003             2002
                                                              -----------       -----------
            Net loss - reported                               $(4,383,229)      $(3,996,607)
            Amortization of stock compensation expense            (84,246)         (100,407)
                                                              -----------       -----------
            Pro forma net loss                                $(4,467,475)      $(4,097,014)
                                                              ===========       ===========
            Pro forma net loss per share - basic and diluted       $(0.03)           $(0.04)

      The weighted average fair value of options granted during 2003 and 2002 was $0.05 and $0.03 respectively. The Company recognizes forfeitures as they occur. For purposes of this disclosure, the estimated fair value of the options is amortized to expense over the options' vesting periods.

      In 2003, the fair value of stock options used to compute pro forma net loss and net loss per share disclosures was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 25%; average risk-free interest rate of 3.54%; and an expected option holding period of 6 years. In 2002, the fair value of options was estimated at the date of grant using the minimum value option pricing method since all employee options were issued prior to the Company's Initial Public Offering. The value was calculated using expected life of 5 years, average risk free rate of 2.8%, volatility of 0%, and dividend yield of 0%.

      ADVERTISING
      The Company charges advertising costs to operations when incurred. Advertising expense was $9,225 in 2003 and $2,363 in 2002.

      EARNINGS PER SHARE
      Basic earnings per share is based upon the weighted average number of common shares outstanding during each period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted earnings per share does not assume the issuance of potential common shares that have an anti-dilutive effect. Diluted per share computations are not presented since the effect would be antidilutive.

      USE OF ESTIMATES
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      RECENT PRONOUNCEMENTS
      In December 2002, the FASB issued SFAS 148, "Accounting for Stock-based Compensation and Disclosure - an amendment of FASB Statement No.123" (SAS
      148). This statement amends

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

      SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative transition methods for a voluntary change to fair value accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has not adopted the fair value recognition principles of SFAS 123; therefore this Statement has had no effect upon the Company's consolidated financial condition or results of operations. The Company has provided the additional disclosure required by SFAS 148.

3.    ACCOUNTS RECEIVABLE, TRADE

      Trade accounts receivable are presented net of an allowance for doubtful collections of $110,458 at December 31, 2003. In determining this allowance, objective evidence that a single receivable is uncollectible as well as a historical pattern of collections of accounts receivable that indicate that the entire face amount of a portfolio of accounts receivable may not be collectible is considered at each balance sheet date.

4.    PREPAID EXPENSES AND OTHER CURRENT ASSETS

      Included in prepaid expenses and other current asses is a balance of $250,000 paid to NFC Corporation, in the form of 2,500,000 shares of the Company's Class A Voting common stock, for investor relation services. These shares were valued at $0.18 per share, the market price on the date of issue, or $450,000. To date, $200,000 of that amount has been expensed for services provided to the Company by NFC. Also included in prepaid expense and other current assets is a $53,300 balance on employee expenses per verbal agreement with an employee that allowed the employee to exercise 800,000 options with an exercise price of $0.20 at no cost to the employee. The Company is expensing this balance over the remaining four months of a one year period. The employee is expected to pay the Company for any unamortized balance if employment is terminated before the one year period expires.

5.    NOTES RECEIVABLE

      RELATED PARTIES
      During 2000, the Company issued cash loans of $400,000 in exchange for promissory notes from certain officers. Although the notes were due January 3, 2010, in the event that, as of January 3, 2003, the officers were (i) still employed by the Company; (ii) an independent contractor of the Company; or (iii) a member of the Company's Board of Directors, then the obligations and debt evidenced by the notes would be canceled without further action by any party. In the event that the note is canceled pursuant to the conditions noted above, the Company agrees to pay to the officer, no later than two months after the end of the officer's applicable tax year in which such cancellation occurs, an amount in cash sufficient to fulfill the officer's tax liability attributable to the cancellation of the notes. As such, the Company has been expensing the principal of the notes on a monthly basis and in 2003 and 2002 recognized $9,722 and $133,000 of amortization expense, respectively, on notes receivable from related parties. At December 31, 2003, the net amount of these notes is $0. Additionally, the Company has accrued approximately $6,701 in 2003 and $71,480 in 2002 ($215,929 cumulative through December 31, 2003 included in accrued expenses in the balance sheet) relating to an estimate of the officers' tax liability expected to be reimbursed by the Company.

      At December 31, 2003, there were non-interest bearing demand notes receivable in the amount of $37,500 due from company officers and employees. These notes are expected to be repaid in 2004.

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

      UNRELATED PARTIES
      Demand promissory note receivable from an unrelated leasing company, with interest at 11% . One million dollars was advanced to the leasing company near the end of 2002 as proceeds from the Company's initial public offering were collected. There is no business relationship between the Company and this leasing company or any officers or directors of either company. Interest income on the note receivable was approximately $100,000 in 2003 and $23,000 in 2002 and $181,800 is unpaid at December 31, 2003 and is included in prepaid expenses and other current assets. The remaining principal balance at December 31, 2003 was $838,508. Subsequent to year end, the Company received $235,000 of principal repayment.

      Unsecured note receivable with an unrelated entity. There is an oral agreement to advance up to $250,000 on this note. There is no business relationship between the Company and this entity or any officers or directors of either company, except that the Company is currently performing some administrative and bookkeeping services for the unrelated entity in exchange for approximately $1,000 per month. In 2002, the Company advanced a total of $250,000 to this unrelated entity in the form of cash and services. The remaining balance at December 31, 2003 was $63,220. There is no stated interest rate on these advances but the Company believes it is entitled to warrants that would allow it to buy stock in the unrelated entity; however, the terms and conditions of the warrants have yet to be agreed on.

6.    INVESTMENT

      During 2000, the Company entered into certain agreements, as amended, with an unrelated party ("IntelliCorp") under which the Company invested cash of $500,000 in exchange for contingently convertible promissory notes. The Company reserved all amounts owed to it by IntelliCorp.

      On January 22, 2002 both parties agreed to the repayment of the $500,000 through an addendum to the Channel Partner Agreement signed in August 2001 between the parties. The addendum provides for a 75:25 sharing of revenues received by the unrelated party resulting from this Channel Partner Agreement in favor of the Company. One third of proceeds remitted to the Company under this arrangement will be treated as repayment of the $500,000 plus accrued interest and the balance will be recorded as revenue. On full repayment of the $500,000 plus accrued interest, the revenue sharing arrangement will change to a 50:50 basis. Interest on the note ceased to accrue on January 21, 2002 in accordance with the arrangement. As of that date, interest receivable of $76,280 was due but not recorded as income. In 2003 and 2002, the Company recognized $10,106 and $16,000, respectively, as partial repayment towards the $500,000, recorded as other income.

7.    PROPERTY AND EQUIPMENT

      Property and equipment at December 31, 2003, consists of the following:

            Equipment                               $ 3,136,525
            Vehicles                                     89,635
            Software                                    157,559
            Furniture and fixtures                      388,493
            Leasehold improvements                      539,563
                                                    ------------

                                                      4,311,775

            Less accumulated depreciation and
              amortization                            1,836,695
                                                    ------------

            Property and equipment, net             $ 2,475,080
                                                    ============

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

      The carrying value of assets under capital leases was $1,903,160, net of amortization of $639,008 as of December 31, 2003.

      Depreciation and amortization expense was $576,081 and $475,542 for the years ended December 31, 2003 and 2002, respectively, which includes amortization expense on the equipment under capital lease of $277,828 and $163,532 for the years ended December 31, 2003 and 2002, respectively.

8.    OTHER ASSETS

      Other assets consist of the following at December 31, 2003:

            Customer lists and non-compete agreement              $ 328,486
            Accumulated amortization                                (28,512)
            Deferred financing costs                                459,000
            Accumulated amortization                               (193,639)
            Security deposits                                        95,534
            Deposit on Subsidiary formed after year end              75,000
                                                                  ----------

            Total                                                 $ 735,869
                                                                  ==========

9.    ACCRUED EXPENSES

      Accrued expenses consist of the following at December 31, 2003:

            Payroll and related taxes                             $ 314,605
            Sales tax                                                26,385
            Accounting, legal and professional fees                  96,667
            Other                                                    20,795
                                                                  ----------

            Total                                                 $ 458,452
                                                                 ==========

10.   NOTES PAYABLE

      On October 12, 2002 the Company completed its initial public offering and as a result certain convertible notes with detachable warrants were converted at $0.24 into 1,681,712 Class A Common Shares and the Company recorded $100,903 of interest expense as a result of the beneficial conversion. In addition, all detachable warrants were exercised either through purchase or cashless conversion into 60,000 shares of Class A Common Stock.

      Convertible promissory note, due on demand, that bears interest at the rate of 12% per annum. The note is convertible into 44,444 shares of Class A Voting Common Stock at the note holder's option. The note requires quarterly payment of interest until the principal is repaid or converted.

      During 2003, the Company received $2.3 million, by issuing subordinated promissory notes bearing simple interest ranging from 10% and 12% per annum. The balance of this debt at December 31, 2003, is $2,022,227. The remaining debt is due in 2004, except for $230,000 due in 2005. In conjunction with the issuance of these notes, warrants to purchase 2,500,000 shares of Class B Non-Voting Common stock with a weighted average exercise price of $0.14 were also issued.

      The Company allocated the investment proceeds between the notes and warrants based on their relative fair values. The relative fair value of the warrants was determined to be $218,482, which

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

      was recorded as debt discount, a reduction of the carrying amount of the notes. This amount is being amortized to interest expense over the term of the debt. The unamortized balance of this debt discount is $124,899 at December 31, 2003 ($4,491 long-term). The fair value of the warrants was based on the Black-Scholes model. The Black-Scholes calculation incorporated the following assumptions: 0% dividend yield, 29% volatility, 3.6% average risk-free interest rate, a ten-year life and an underlying Class B Non-Voting Common Stock value of $0.14 per share.

11.   NOTE PAYABLE - RELATED PARTY

      In December 2002, the Company issued a note with detachable warrants payable to one of its current board members in exchange for $250,000 in cash. The note has a twelve-month term with interest at a rate of 10% per annum payable monthly. The detachable warrants were for the purchase of 250,000 shares of the Company's Class B Non-Voting Common Stock at $0.22 per share. The warrants had a term of ten years and became exercisable upon issue. Subsequent to year end this note was repaid in full.

      The Company allocated the investment proceeds to the debt and warrants based on their relative fair values. The relative fair value of the warrants was determined to be $41,599, which was recorded as debt discount, a reduction of the carrying amount of the debt. This amount is being amortized to interest expense over the term of the debt. The fair value of the warrants was based on the Black-Scholes model. The Black-Scholes calculation incorporated the following assumptions: 0% dividend yield, 100% volatility, 4.1% average risk-free interest rate, a ten-year life and an underlying Class B Non-Voting Common Stock value of $0.22 per share.

12.   RELATED PARTY TRANSACTIONS

      On January 31, 2002, the Company granted a warrant to purchase 1,177,680 shares of Class B Non-voting Common Stock at $0.15 per share for consulting services rendered by the former board member and recorded expense of $161,026 associated with the warrants.

      In 2002, the Company granted options to purchase 160,541shares of Class A Voting Common Stock with an average exercise price of $.90 per share and warrants to purchase 27,089 shares of Class B Non-voting Common Stock at $0.15 per share in consideration for services rendered by a member of the Company's Board of Directors. The Company recorded expense of $40,238 associated with these options and warrants. On February 1, 2002, the Company issued warrants to purchase a total of 70,000 shares of Class B Non-voting Common Stock to two directors of the Company and recorded expense of $9,569 associated with the warrants.

      The fair value of the options granted in 2002 to purchase shares of Class A Voting Common Stock was based on the Black-Scholes model. The Black-Scholes calculation incorporated the following assumptions: 0% dividend yield, 100% volatility, 5.0% average risk-free interest rate, a ten-year life and an underlying Class A Voting Common Stock value of $0.90 per share.

      The fair value of the warrants granted in 2002 to purchase shares of Class B Non-voting Common Stock was based on the Black-Scholes Model. The Black-Scholes calculation incorporated the following assumptions: 0% dividend yield, 100% volatility, 5.0% average risk-free interest rate, a ten-year life and an underlying Class B Voting Common Stock value of $0.15 per share.

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

13.   COMMITMENTS AND CONTINGENCIES

      OPERATING LEASES
      The Company leases office space and equipment under various non-cancelable operating lease agreements which terminate on various dates through 2005. Rent expense amounted to $579,419 and $494,466 for 2003 and 2002, respectively.

      Future minimum payments under non-cancelable operating leases are as follows:

            YEAR ENDING DECEMBER 31,
            2004                                                  $ 522,027
            2005                                                     87,005
                                                                  ---------
            Total                                                 $ 609,032
                                                                  ---------

      CAPITAL LEASES
      The Company acquired equipment under long-term capital leases. The economic substance of the leases is that the Company is financing the acquisition of the assets through the leases.

      The following is a schedule by years of future minimum lease payments under the capital leases, together with the net present value of the minimum lease payments at December 31, 2003.


         YEAR ENDING DECEMBER 31,

         2004                                                     $ 1,023,457
         2005                                                         353,733
         2006                                                           3,044
         2007                                                           1,268
                                                                  -----------
                                                                    1,381,502

         Less:  amounts representing interest and executory costs     110,750
                                                                  -----------

         Present value of future minimum lease payments             1,270,752

         Less:  current portion of obligation under capital lease     934,594
                                                                  -----------
         Long-term obligation under capital lease                 $   336,158
                                                                  ===========

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

      LICENSE AGREEMENTS
      The Company obtains its data from multiple sources and has entered into various license agreements with the related data providers. In 2003 and 2002, the Company recorded $1,738,849 and $665,366 respectively in costs related to these agreements. In the event that any of the primary sources of data are no longer available to the Company, management believes that it would be able to integrate alternate sources of data without significant disruption to the business or operations, as there are currently a number of providers of such data. The Company is required to make minimum payments under these agreements as follows:


            YEAR ENDING DECEMBER 31,

            2004                                                  $ 2,051,427
            2005                                                      679,565
            2006                                                       20,000
                                                                  -----------
                                                                  $ 2,750,992
                                                                  -----------

      The Company's operations depend upon information that includes public records. If material changes were to occur in federal or state laws regulating or prohibiting the distribution of public records, particularly credit header records, the Company's financial condition and results of operations could be materially affected. In the event that such a termination occurred, management believes it could acquire replacement data from other sources; however, such termination might have an adverse effect on the Company's operations.

      LEGAL PROCEEDINGS
      The Company is from time to time subject to legal proceedings and claims which arise in the normal course of its business. Management believes the outcome of any pending or known matters will not have a materially adverse effect on the Company's financial position or results of operations.

14.   INCOME TAXES

      Deferred tax assets consist of the following at December 31:

                                                                      2003

            Net operating loss carry forwards                     $ 7,421,500
            Depreciation and amortization                             481,400
            Bad debt reserve                                           44,750
            Investment loss                                           202,500
            Capitalized research and development                      810,000
            Other                                                      87,450
                                                                  -----------

            Gross deferred tax assets                               9,047,600

            Valuation allowance                                    (9,047,600)
                                                                  -----------
                                                                  $     --
                                                                  -----------

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

      The Company has provided a valuation allowance for the full amount of the deferred tax assets since realization of these future benefits is not sufficiently assured. As the Company achieves profitability, these deferred tax assets may be available to offset future income tax liabilities and expenses.

      At December 31, 2003, the Company had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $18,300,000. The federal and state net operating loss carryforwards expire through 2023.

      Certain substantial changes in the Company's ownership may occur. As a result, under the provisions of the Internal Revenue Code, the amount of net operating loss carryforwards available annually to offset future taxable income may be limited. The amount of this annual limitation is determined based upon the Company's value prior to the ownership changes taking place. Subsequent ownership changes could further affect the limitation in future years.

15.   COMMON STOCK

      DESCRIPTION OF COMMON STOCK
      On March 23, 2001, the Company amended its articles of incorporation wherein it renamed all of the authorized 150,000,000 shares of common stock, par value $0.01 per share, Class A Voting Common Stock and authorized the issuance of 250,000,000 shares of Class B Non-voting Common Stock.

      Each Class A Voting Common stockholder is entitled to one vote for each share held on all matters submitted to a vote of stockholders. The holders of both classes of common stock are entitled to dividends on a pro rata basis, when and if declared by the Company's board of directors. Through December 31, 2003, no dividends have been declared or paid.

      On August 12, 2002, the Company commenced its initial public offering of securities (Registration No. 333-85154, effective August 12, 2002), pursuant to which the Company offered up 12,000,000 units for $0.30 per unit. Each unit consisted of one share of Class B Non-voting Common Stock and a three year redeemable warrant to purchase one share of Class A Voting Common Stock with an exercise price of $0.50 per share.

      As of December 31, 2003, a total of 16,082,239 shares of Class A Voting Common Stock were reserved for issuance upon exercise of outstanding stock option and warrant agreements. As of December 31, 2003, 10,283,249 shares of Class B Non-voting Common Stock were reserved for issuance upon exercise of outstanding warrant agreements.

      STOCK OPTIONS AND WARRANTS
      During 2002, the Company issued options to purchase 261,739 shares of Class A Voting Common Stock at an average exercise price of $0.90 per share and warrants to purchase 1,304,158 shares of Class B Non-Voting Common Stock at an average exercise price of $0.15 per share to third parties in exchange for services. The Company recorded expense of $59,573 and $190,586, respectively, associated with these options and warrants.

      During 2002, the Company issued warrants to purchase 307,184 shares of Class B Non-Voting Common Stock at an average exercise price of $0.23 per share to third parties as part of financing arrangements. The Company will record interest expense of $51,549 over the life of the financing agreements associated with these warrants.

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

      During 2002, the Company issued warrants to purchase 250,000 shares of Class B Non-Voting Common Stock at an exercise price of $0.22 per share to third parties in exchange for legal services. The Company will record legal expense of $29,113 over the life of the contract associated with these warrants.


      During 2002, the Company issued 36,000 shares of Class A Common Stock for the exercise of warrants associated with manditorily convertible debt.

      During 2002, the Company issued 24,000 shares of Class A Common Stock for the cashless exercise of 120,000 warrants associated with manditorily convertible debt.

      During 2002, the fair value of the options and warrants to purchase shares of Class A Voting Common Stock was based on the Black-Scholes model. The Black-Scholes calculation incorporated the following assumptions: 0% dividend yield, 100% volatility, 5.0% average risk-free interest rate, a ten-year life and an underlying Class A Voting Common Stock average value of $0.90 per share.

      During 2002, the fair value of the warrants to purchase shares of Class B. Non-voting Common Stock was based on the Black-Scholes Model. The Black-Scholes calculation incorporated the following assumptions: 0% dividend yield, 100% volatility, 4.4% average risk-free interest rate, a ten-year life and an underlying Class B Voting Common Stock average value of $0.18 per share.

      During 2003, the Company issued notes payable with detachable warrants for the purchase of 2,880,000 shares of Class B Non-voting Common Stock with an average exercise price of $0.17 per share that are exercisable for a period of ten years from the date of issuance.

      During 2003, the Company issued units consisting of one share of Class B Non-Voting Common Stock and a warrant that is convertible into three shares of Class B Non-Voting Common Stock with an exercise price at $0.27 per share. A price adjustment mechanism included in the warrants provides that, if the stock price decreases, the warrants will nevertheless permit the holder to receive, upon a cashless exercise of the warrants, at least one share of Class A Voting Common Stock per unit without any cash payment. Warrants convertible into 1,111,110 shares were issued under this agreement.

      During 2003, the Company issued units consisting of one share of Class A Voting Common Stock and a warrant that is convertible into three shares of Class A Voting Common Stock with an exercise price at $0.16 per share. A price adjustment mechanism included in the warrants provides that, if the stock price decreases, the warrants will nevertheless permit the holder to receive, upon a cashless exercise of the warrants, at least one share of Class A Voting Common Stock per unit without any cash payment. Warrants convertible into 7,431,750 shares were issued under this agreement. As of December 31, 2003, 4,218,750 warrants had been exercised resulting in a net issuance of 2,107,909 shares of Class A Common Stock.

      During 2003, the Company issued warrants to purchase 1,775,000 shares of Class B Non-Voting Common Stock at an average exercise price of $0.22 per share to third parties in exchange for services. The Company recorded expense of $49,173 associated with these warrants.

      During 2003, the fair value of the options and warrants to purchase shares of Class A Voting Common Stock was based on the Black-Scholes model. The Black-Scholes calculation incorporated the following assumptions: 0% dividend yield, 100% volatility, 5.0% average risk-

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

      free interest rate, a ten-year life and an underlying Class A Voting Common Stock average value of $0.90 per share.

      During 2003, the fair value of the warrants to purchase shares of Class B Non-voting Common Stock was based on the Black-Scholes Model. The Black-Scholes calculation incorporated the following assumptions: 0% dividend yield, 100% volatility, 4.4% average risk-free interest rate, a ten-year life and an underlying Class B Voting Common Stock average value of $0.18 per share.

      As of December 31, 2003, not including the Company's publicly traded warrant for the purchase of 12,000,000 shares of Class A Voting Common Stock, there were a total of 4,082,239 and 10,283,249 options and warrants outside the Stock Plans for Class A Voting and Class B Non-Voting Stock, respectively.

16.   STOCK OPTION PLANS

      On November 16, 1999, the Board of Directors approved the Incentive and Non-Qualified Stock Option Plan as amended (the "1999 Plan"). Under the terms of the 1999 Plan, the Company is authorized to grant incentive and nonqualified stock options to purchase shares of common stock to its employees, officers and directors, and consultants or advisors. The Board of Directors administers the Plan. A maximum of 15,000,000 shares of Class A Voting Common Stock has been approved for issuance under the 1999 Plan of which 1,304,784 are available for grant at December 31, 2003. The options are not transferable except by will or domestic relations order.

      On March 28, 2003, the Board of Directors approved the Incentive and Non-Qualified Stock Option Plan (the "2003 Plan") which was approved by the stockholders at the May 29, 2003 annual meeting. Under the terms of the 2003 Plan, the Company is authorized to grant incentive and nonqualified stock options to purchase shares of common stock to its employees, officers and directors, and consultants or advisors. The Board of Directors administers the 2003 Plan. A maximum of 25,000,000 shares of Class A Voting Common Stock and 25,000,000 shares of Class B Non-Voting Common Stock has been approved for issuance under the 2003 Plan of which 17,500,000 and 19,300,000 Class A and Class B, respectively, are available for grant at December 31, 2003. The options are not transferable except by will or domestic relations order.

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements


      The Board of Directors determines the exercise price and vesting period of the options at the date of grant. The exercise price for incentive stock options shall not be less than 100% of the fair market value of the Company's stock on the date of grant. The option exercise period will not exceed ten years from the date of grant. The options are generally fully exercisable when issued to directors and consultants and exercisable 25% per year and continuing over four years for employees (based on continual employment). If a grantee owns stock representing more than 10% of the outstanding shares on the date such an incentive option is granted, the price shall be at least 110% of fair market value and the maximum term of the options will be five years. The following table presents activity under the Plans for the years ended December 31, 2003 and 2002:


                                                                       CLASS A                    CLASS B
                                                                              WEIGHTED                   WEIGHTED
                                                                               AVERAGE                    AVERAGE
                                                                              EXERCISE                   EXERCISE
                                                                    SHARES      PRICE         SHARES      PRICE

            Outstanding at December 31, 2001                      10,602,716     0.20             -         -
            Issued                                                   300,000     0.25             -         -
            Canceled                                               (170,000)     0.20             -         -
                                                              ---------------             ------------

            Outstanding at December 31, 2002                      10,732,716     0.20             -         -

            Issued                                                11,480,000     0.57        5,700,000      0.20
            Exercised                                            (1,414,450)     0.20             -         -
            Canceled                                             (1,022,500)     0.20             -         -
                                                              ---------------             ------------

            Outstanding at December 31, 2003                      19,775,766     0.42        5,700,000      0.20
                                                              ===============

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

      The following table summarizes information relating to options outstanding at December 31, 2003:

                                                           CLASS A
                                OPTIONS                                                OPTIONS
                               OUTSTANDING                                           EXERCISABLE
                                                WEIGHTED
                                                 AVERAGE         WEIGHTED                           WEIGHTED
         RANGE OF                               REMAINING         AVERAGE                           AVERAGE
         EXERCISE                              CONTRACTUAL       EXERCISE                           EXERCISE
          PRICE                 SHARES        LIFE (YEARS)         PRICE                SHARES        PRICE
          $0.15                250,000            9.25            $  0.15                250,000     $  0.15

      $0.20 - $0.25         14,445,766            7.51            $  0.22             12,880,766     $  0.22

          $0.30                 80,000            7.01            $  0.30                 80,000     $  0.30

          $1.00              5,000,000            4.97            $  1.00              5,000,000     $  1.00
                           ------------                                              ------------
                            19,775,766            6.45            $  0.42             18,210,766     $  0.43
                           ============                                              ============

                                                               CLASS B
                                OPTIONS                                                OPTIONS
                               OUTSTANDING                                           EXERCISABLE
                                                WEIGHTED
                                                 AVERAGE         WEIGHTED                           WEIGHTED
         RANGE OF                               REMAINING         AVERAGE                           AVERAGE
         EXERCISE                              CONTRACTUAL       EXERCISE                           EXERCISE
          PRICE                 SHARES        LIFE (YEARS)         PRICE                SHARES        PRICE

           $.20              5,700,000            9.69            $  0.20              5,700,000     $  0.20
                           ------------                                              ------------
                             5,700,000            9.69            $  0.20              5,700,000     $  0.20
                           ============                                              ============

17.   DEFINED CONTRIBUTION RETIREMENT PLAN
      The Company sponsors a defined contribution retirement plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers substantially all employees. The Company may make discretionary matching contributions up to 1% of employee contributions. Company contributions vest ratably over a six-year period. Company matching contributions amounted to $5,925 and $2,806 in 2003 and 2002, respectively.

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements

18.   SEGMENT INFORMATION

      The Company has two reportable segments which management operates as distinct sales organizations; these two segments are segregated by the nature of products and services provided. The Company measures and evaluates its two reportable segments based on revenues and costs of revenues. The CD ROM segment provides information on motor vehicles and drivers' licenses, contained on compact disks. The online segment provides information on individuals throughout the United States of America through the Company's website. No material operating costs, other than costs of revenues, or assets and liabilities relate to the CD ROM segment.


                                                        FOR THE YEAR ENDED
                                                           DECEMBER 31,
                                                      2003              2002
                                                   ----------        ----------
           Information sales:
              CD Rom                               $  478,278        $  345,003
              Online and Channel                    2,807,415         1,503,472
              Wireless                                  7,417             1,980
                                                   ----------        ----------
           Total information sales                  3,293,110         1,850,455
                                                   ==========        ==========

           Costs of Information sales:
              CD Rom                                   91,775            90,397
              Online and Channel                    2,606,875         1,217,809
              Wireless                                  2,749             1,100
                                                   ----------        ----------
           Total costs of Information sales         2,701,399         1,309,306
                                                   ==========        ==========

19.   SUBSEQUENT EVENTS

      On January 6, 2004, the Company formed a new wholly-owned subsidiary, Metrigenics, Inc., with operations located in New York state. Metrigenics was formed to develop new ways to integrate biometrics with data.






















                        See Independent Auditors' Report

                                TABLE OF CONTENTS
                                -----------------


Prospectus Summary..................................................S-1

Risk Factors........................................................S-3

Forward-Looking Statements..........................................S-10

Use of Proceeds.....................................................S-10

Determination of Offering Price.....................................S-10

Dividend Policy.....................................................S-10

Dilution............................................................S-10

Plan of Distribution................................................S-11

Capitalization......................................................S-11

Selected Consolidated Financial Data................................S-12

Management's Discussion and
Analysis of Financial Condition
and Results of Operations...........................................S-13

Business............................................................S-18

Executive Officers and Directors....................................S-23

Organization Within the Past Five Years.............................S-31

Certain Transactions................................................S-32

Principal Stockholders..............................................S-36

Description of Capital Stock........................................S-39

Shares Eligible for Future Sale.....................................S-41

Transfer Agent and Registrar........................................S-42

Legal Matters.......................................................S-42

Experts.............................................................S-42

Additional Information..............................................S-42

Index to Financial Statements.......................................SF-1


                                      * * *







                                     [LOGO]
                                      LPHC

                         LOCATEPLUS HOLDINGS CORPORATION
























      Please read this prospectus carefully. It describes our business, products and services, and financial condition and results of operations.

      We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. The information contained in this prospectus is accurate only as of its date, regardless of the time this prospectus is delivered or that our securities are sold.

                                     PART II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

ITEM 24.   INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.
------------------------------------------------------------------------

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
-------------------------------------------------------

      The Registrant estimates that the approximate expenses in connection with this Registration Statement, as amended, will be as follows:

      SEC registration fee..................................      $    885
      Legal fees and expenses...............................        80,000
      Accounting fees and expenses..........................        55,000
      Miscellaneous.........................................        24,000
                                                                  --------
      Total.................................................      $159,885
                                                                  ========

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.
---------------------------------------------------

      The following is a list of the Registrant's securities sold within the past three years without registration under the Securities Act of 1933, as amended.

      o From November 1999 to June 2001, the Registrant granted options to purchase 11,142,716 shares our Common Stock (now referred to as Class A Voting Common Stock) to 43 employees and consultants under the terms of the Registrant's Incentive and Non-qualified Stock Option Plan. These options have varying exercise prices. Of these options to purchase 11,142,716 shares, options to purchase 1,176,700 shares of Common Stock have been exercised. The offer and sale of these securities were exempt from registration under the Securities Act pursuant to Rules 701 and 506 promulgated thereunder.

      o From December 1999 to February 2000, the Registrant sold 3,000,000 shares of Common Stock (now referred to as Class A Voting Common Stock) to 120 accredited investors for $1.00 per share. The offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Rules 506 and 508 promulgated under the Securities Act, as the Registrant received representations from all offerees that they were accredited investors at the time of the offer and sale and no general solicitation was undertaken.

      o From March 2000 to September 2000, the Registrant sold 3,000,000 shares of Common Stock (now referred to as Class A Voting Common Stock) to 96 accredited investors for $1.00 per share. The offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Rules 506 and 508 promulgated thereunder, as we received representations from all offerees that they were accredited investors at the time of the offer and sale and no general solicitation was undertaken. A Form D Notice of Sale of Securities Pursuant to Regulation D was not filed with the Securities and Exchange Commission in a timely manner.

      o From October 2000 through January 2001, the Registrant issued a total of $312,000 in convertible promissory notes with detachable restricted warrants to nine accredited investors. The offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Rules 506 and 508 promulgated thereunder, as the Registrant received representations from all offerees that they were accredited investors at the time of the offer and sale and no general solicitation was undertaken.

      o In January 2001, the Registrant issued $200,000 in the form of a convertible promissory note with a detachable warrant to one investor, then a member of the Registrant's Board of Directors. The offer and sale of that security were exempt from registration under the Securities Act under the provisions of Rules 506 and 508 promulgated thereunder.

      o In February and March 2001, the Registrant issued $345,000 in six-month convertible term promissory notes to 11 accredited investors. The offer and sale of that security were exempt from registration under the Securities Act under the provisions of Rules 506 and 508 promulgated thereunder, as the Registrant received representations from all offerees that they were accredited investors at the time of the offer and sale and no general solicitation was undertaken.

      o In April 2001, the Registrant made a non-transferable offer to its accredited stockholders to sell three shares of the Registrant's Class B Non-voting Common Stock for $0.10 per share for each share of Class A Voting Common Stock held by each stockholder. Pursuant to that offer, the Registrant sold approximately 31.6 million shares of Class B Non-voting Common Stock to 270 of the Registrant's stockholders. The offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Rules 506 and 508 promulgated thereunder, as the Registrant received representations from all offerees that they were accredited investors at the time of the offer and sale and no general solicitation was undertaken. A Form D Notice of Sale of Securities Pursuant to Regulation D was not filed with the Securities and Exchange Commission in a timely manner.

      o At various times from November 17, 2000 to March 12, 2002, the Registrant issued warrants to purchase an aggregate of 537,902 shares of Class A Voting Common Stock to 11 accredited consultants and to members of the Registrant's Advisory Board in consideration for services rendered. The offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Rules 506 and 508 promulgated thereunder, as the Registrant received representations from all offerees that they were accredited investors at the time of the offer and sale and no general solicitation was undertaken. A Form D Notice of Sale of Securities Pursuant to Regulation D was not filed with the Securities and Exchange Commission in a timely manner.

      o From August 2001 to April 2002, the Registrant issued warrants to purchase an aggregate of 3,272,455 shares of Class B Non-Voting Common Stock to 17 accredited consultants and to members of the Registrant's Advisory Board in consideration for services rendered.

           The offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Rules 506 and 508 promulgated thereunder, as the Registrant received representations from all offerees that they were accredited investors at the time of the offer and sale and no general solicitation was undertaken. A Form D Notice of Sale of Securities Pursuant to Regulation D was not filed with the Securities and Exchange Commission in a timely manner.

      o From September 2001 through February 13, 2002, the Registrant sold 20,421,510 shares of Class B Non-voting Common Stock to 175 accredited investors (of which 82 were existing stockholders) for $0.15 per share. The offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Rule 506 promulgated thereunder, as we received representations from all offerees that they were accredited investors at the time of the offer and sale and no general solicitation was undertaken. A Form D Notice of Sale of Securities Pursuant to Regulation D was not filed with the Securities and Exchange Commission in a timely manner.

      o On May 22, 2002 the Registrant received $190,000 by issuing subordinated promissory notes with simple interest at ten percent per annum to five lenders. The Registrant does not believe that these subordinated promissory notes constitute securities because the subordinated promissory notes do not convert into our equity and are in the nature of commercial loans.

      o On August 27, 2002, the Registrant issued warrants to purchase an aggregate of 70,000 shares of Class B Non-voting Common Stock to two members of our Board of Directors pursuant to our Non-employee Director Stock Option Policy. The offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Rules 506 and 508 promulgated thereunder, as both recipients are accredited and no general solicitation was undertaken.

      o In December 2002, we issued a one year term note with ten year, fully vested detachable warrants to an individual who, as a condition of his investment, required that he be appointed to the Board of Directors of the Company. The note bears interest at the rate of 10% per annum and is payable in one lump sum at maturity. The detachable warrants provide for the purchase of 250,000 shares of our Class B Non-Voting Common Stock with an exercise price of $0.22 per share. The offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Rules 506 and 508 promulgated thereunder, as both recipients are accredited and no general solicitation was undertaken.

      o On March 28, 2003, the Registrant issued warrants to purchase 105,000 shares of Class B Non-voting Common Stock to three members of the Registrant's Board of Directors pursuant to the Registrant's Non-employee Director Stock Option Policy. The offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Rules 506 and 508 promulgated thereunder, as the recipients were accredited and no general solicitation was undertaken.

      o Through May 2003, the Registrant issued notes payable with detachable warrants in exchange for $1,500,000. The notes have an eighteen-month term and bear interest at a rate of 12% per annum payable monthly. The detachable warrants were for the purchase of 1,300,000 shares of the Company's Class B Non-Voting Common Stock at $0.10 per share. The offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Rule 506 promulgated thereunder, as the recipient was accredited and no general solicitation was undertaken.

      o During 2003, the Registrant received $440,000, net of issuance costs, by issuing subordinated promissory notes with simple interest at 10% per annum. The terms on $75,000 of the notes require repayment 12 months from issuance and the remaining notes require repayment 18 months from issuance. In conjunction with the notes, warrants to purchase 485,000 shares of Class B Non-Voting Common stock with a weighted average exercise price of $0.14 were also issued. The offer and sale of these securities was exempt from registration under the Securities Act under the provisions of Rule 506 promulgated thereunder, as the recipient was accredited and no general solicitation was undertaken.

      o During 2003, the Registrant received $398,000 by issuing units at $0.16 per unit. Each unit consists of one share of Class A Voting Common stock and a warrant which is convertible into three shares of Class A Voting Common Stock with an exercise price at $0.16 per share. A price adjustment mechanism included in the warrants provides that, if the stock price decreases, the warrants will nevertheless permit the holder to receive, upon a cashless exercise of the warrants, at least one share of Class A Voting Common Stock per warrant without any cash payment.

      o During June 2003, the Registrant issued 2,500,000 shares of Class A Voting Common Stock to one investor and 125,000 shares of Class B Non-Voting Common Stock to three different investors. The Registrant believes that the offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Section 4(2) thereunder.

      o During June 2003, the Registrant issued a put to one investor, which provides that the Registrant, subject to certain limitations, may sell up to $5 million in shares of Class A Voting Common Stock. The offer and sale of these securities were exempt from registration under the Securities Act under the provisions of Rules 506 and 508 promulgated thereunder, as the Registrant received representations from the purchaser that it was an accredited investor at the time of the offer and sale and no general solicitation was undertaken. To date, the Registrant has issued 7,915,427 shares of Class A Voting Common Stock pursuant to its exercise of the put, resulting in net proceeds of $2,797,914 to the Registrant.

ITEM 27.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
-----------------------------------------------------

1.1 Underwriting Agreement between LocatePLUS Holdings Corporation and Oftring & Company, Inc., dated March 15, 2002.**
1.2 Amendment to Underwriting Agreement between LocatePLUS Holdings Corporation and Oftring & Company, Inc., dated June 18, 2002.**
1.3 Second Amendment to Underwriting Agreement between LocatePLUS Holdings Corporation and Oftring & Company, Inc., dated July 22, 2002.**
3.1 Second Amended and Restated Certificate of Incorporation of LocatePLUS Holdings Corporation, as filed with the Secretary of State of the State of Delaware on March 19, 2002.**
3.2        By-Laws of LocatePLUS Holdings Corporation.**
4.1 Warrant and Unit Agreement by and between LocatePLUS Holdings Corporation and Transfer Online, Inc., dated March 22, 2002.**
4.2        Form of Warrant Certificate.**
4.3        Form of Unit Certificate.**
4.4        Form of Class A Voting Common Stock Certificate.**
4.5        Form of Class B Non-voting Common Stock Certificate.**
4.6 Form of Restricted Warrant Agreement (Warrant to Purchase Shares of Class A Voting Common Stock).**
4.7 Form of Restricted Warrant Agreement (Warrant to Purchase Shares of Class B Non-voting Common Stock).**

4.8        Form of Convertible Subordinated Promissory Note ("Bridge Note").**
4.9        Form of Detachable Warrant Agreement ("Bridge Warrant").**
4.10       $10,000 Convertible Promissory Note, dated March 9, 2001.**
4.11       Amended form of Warrant Certificate.**
4.12 Amended and Restated Warrant and Unit Agreement by and between LocatePLUS Holdings Corporation and Transfer Online, Inc., dated June 20, 2002.**
4.13       Amendment to $10,000 Convertible Promissory Note, dated July 23,
           2002.**
5.1        Opinion of Kirkpatrick & Lockhart LLP.**
10.1 Master Lease Agreement between Cummings Properties, Inc. and Worldwide Information, Inc., dated November 20, 1999.**
10.2 Database License Agreement between Worldwide Information, Inc. and TransUnion Corporation, undated.(1)**
10.3 Database License Agreement between LocatePLUS.com, Inc. and Hogan Information Services Co., dated November 27, 2001.(1)**
10.4 License Agreement between Worldwide Information, Inc. and First American Real Estate Solutions, LLC, dated March 31, 1999.(1)**
10.5 Channel Partner Agreement between LocatePLUS Holdings Corporation and Intellicorp LTD, dated September 1, 2001.**
10.6 Letter Agreement between LocatePLUS Holdings Corporation and Intellicorp LTD, dated December 19, 2001.**
10.7       Secured Note, dated June 1, 2001.**
10.8 $750,000 Loan Agreement between LocatePLUS Holdings Corporation and Gemstone Investment Company, Inc., dated June 4, 2002.**
10.9 Security Agreement between LocatePLUS Holdings Corporation and Gemstone Investment Company, Inc., dated June 4, 2002.**
10.10 Pledge Agreement between Jon R. Latorella and Gemstone Investment Company, Inc., dated June 4, 2002.**
10.11 Mortgage between Jon R. Latorella and Gemstone Investment Company, Inc., dated June 4, 2002.**
10.12 Guaranty Agreement, between Jon R. Latorella and Gemstone Investment Company, Inc., dated June 4, 2002.**
10.13 $175,000 Ten Year Term Promissory Note, made by Jon R. Latorella, dated January 3, 2000.**
10.14 $100,000 Ten Year Term Promissory Note, made by Jon R. Latorella, dated January 3, 2000.**
10.15 $125,000 Ten Year Term Promissory Note, made by Robert A. Goddard, dated January 3, 2000.**
10.16 $750,000 Promissory Note, made by LocatePLUS Holdings Corporation, dated June 4, 2002.**
10.17      Amendment to $750,000 Promissory Note, dated August 30, 2002.**
21.1       Subsidiaries of LocatePLUS Holdings Corporation.**
23.1       Consent of Kirkpatrick & Lockhart LLP.
23.2       Consent of Carlin, Charron & Rosen LLP.
99.1 Escrow Agreement by and between American Pacific Bank, Transfer Online, Inc., Oftring & Co., Inc. and LocatePLUS Holdings Corporation, dated June 20, 2002.**
99.2 Subscription Agreement (for use in states in which the Registrant's securities are being registered by coordination or qualification).**

99.3 Subscription Agreement (for use in the Commonwealth of Massachusetts only).**


**   Previously filed with the Commission.
(1)  Confidential treatment sought by the Registrant.

ITEM 28.   UNDERTAKINGS
-----------------------

     The undersigned Registrant hereby undertakes to:

     (1) For determining any liability under the Securities Act, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

     (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     The undersigned Registrant hereby undertakes with respect to the securities being offered and sold in the offering:

     (1) To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

          (A) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (C) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act of 1933, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person relating to the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement, as amended, to be signed on its behalf by the undersigned, in the Commonwealth of Massachusetts, on May 14, 2004.


                              LOCATEPLUS HOLDINGS CORPORATION
                              (REGISTRANT)

                              By /s/ Jon R. Latorella
                                 -----------------------------------------------
                                 Chairman, President and Chief Executive Officer


     Each person whose signature appears below appoints Jon R. Latorella as his or her attorney-in-fact, with full power of substitution and re-substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement, as amended, on Form SB-2 of LocatePlus Holdings Corporation and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all the said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act, this Registration Statement, as amended, was signed by the following persons in the capacities and on the dates stated.


SIGNATURE                    TITLE                                 DATE
---------                    -----                                 ----

/s/ Jon R. Latorella         Chairman of the Board, President      May 14, 2004
--------------------         and Chief Executive Officer
Jon R. Latorella


/s/ James C. Fields          Acting Chief Financial Officer        May 14, 2004
--------------------         (Chief Accounting Officer)
James C. Fields


/s/ Jon R. Latorella         Director, President, Worldwide        May 14, 2004
--------------------         Information, Inc.
Sonia P. Bejjani


/s/ Jon R. Latorella         Director                              May 14, 2004
--------------------
John P. Houlihan


/s/ Jon R. Latorella         Director                              May 14, 2004
--------------------
Thomas W. Garlock


/s/ Jon R. Latorella         Director                              May 14, 2004
--------------------
Gerard Scalley